UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

INSITE VISION INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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965 Atlantic Avenue

Alameda, California 94501

May 28, 2014

Dear Stockholder:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of InSite Vision Incorporated (the “Company”) to be held on Wednesday, July 16, 2014 at 10:00 a.m. local time at the principal executive offices of the Company, 965 Atlantic Avenue, Alameda, California, 94501.

At the Annual Meeting, stockholders of record at the close of business on May 23, 2014 will be asked to consider and vote upon the following proposals: (1) the election of six directors to the Board of Directors of the Company to serve until the 2015 Annual Meeting or until their respective successors are elected and qualified, (2) the ratification of the appointment of Burr Pilger Mayer, Inc. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, (3) the advisory resolution on the approval of named executive officer compensation, (4) the adoption of an amendment to Article IV of the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock, (5) the adoption of an amendment to Article IV of the Company’s Restated Certificate of Incorporation to effect a contingent reverse stock split of the Company’s outstanding common stock to enable the Company to relist on a major stock exchange and (6) the consideration of any other matter that properly comes before the meeting.

The formal Notice of Annual Meeting of Stockholders (the “Notice”) and Proxy Statement accompanying this letter more fully describe the business to be acted upon.

The Company’s Board of Directors has unanimously approved the proposals and recommends that you vote FOR each of the director nominees listed in the Proxy Statement and FOR Proposals 2, 3, 4 and 5.

If you have requested and received a paper copy of this Proxy Statement, please mark, sign, date and return the enclosed proxy card in the accompanying reply envelope. Please submit your proxy as promptly as possible but no later than prior to the closing of the polls for the Annual Meeting. If you decide to attend the Annual Meeting and would prefer to vote in person, please notify the Secretary of the Company that you wish to vote in person and your proxy will not be voted. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY, SUBMIT A PROXY VIA TELEPHONE OR INTERNET OR ATTEND THE ANNUAL MEETING IN PERSON.

Sincerely,

Timothy Ruane
Chief Executive Officer and Member of the Board

Important Notice Regarding Availability of Proxy Materials

Please read the attached Proxy Statement carefully and refer to the instructions in the Notice of Internet Availability of Proxy Materials for specific information on how to vote your shares. If you have received a paper copy of the proxy materials by mail, please mark, sign and date the enclosed proxy and return it as soon as possible in the enclosed postage-prepaid return envelope to ensure that your shares may be voted. Execution of the proxy card will not affect your right to vote in person if you are present at the Annual Meeting. The Proxy Statement and 2014 Annual Report will be available at insitevision.com.

INSITE VISION INCORPORATED

965 Atlantic Avenue

Alameda, California 94501

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on July 16, 2014

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of InSite Vision Incorporated, a Delaware corporation (the “Company”), will be held on Wednesday, July 16, 2014 at 10:00 a.m. local time, at the principal executive offices of the Company, 965 Atlantic Avenue, Alameda, California, 94501, for the following purposes:

1.	To elect six directors to the Board of Directors to serve until the 2015 Annual Meeting or until their respective successors are elected and qualified.

2.	To ratify the appointment of Burr Pilger Mayer, Inc. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

3.	To vote on the advisory resolution relating to our named executive officer compensation.

4.	To adopt an amendment to Article IV of the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock.

5.	To adopt an amendment to Article IV of the Company’s Restated Certificate of Incorporation to effect a contingent reverse stock split of the Company’s outstanding common stock to enable the Company to relist on a major stock exchange.

6.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Company’s Board of Directors recommends that you vote “FOR” each director nominee listed in the Proxy Statement and “FOR” Proposals 2, 3, 4 and 5.

The Board of Directors has fixed the close of business on May 23, 2014 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

Please carefully read the accompanying Proxy Statement, which describes the matters to be voted upon at the Annual Meeting and how to vote your shares. The prompt return of your proxy card and voting instructions will assist the Company in preparing for the Annual Meeting.

If you have any questions or need assistance with voting, please call D.F. King Co., Inc., our proxy solicitor, at (800) 549-6697 (toll free) or (212) 269-5550 (collect).

By Order of the Board of Directors,

Timothy Ruane Chief Executive Officer and Member of the Board

Alameda, California

May 28, 2014

INSITE VISION INCORPORATED

965 Atlantic Avenue

Alameda, California 94501

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on July 16, 2014

GENERAL INFORMATION FOR STOCKHOLDERS

The accompanying proxy (“Proxy”) is solicited on behalf of the Board of Directors (the “Board” or the “Board of Directors”) of InSite Vision Incorporated, a Delaware corporation (the “Company”), with principal executive offices at 965 Atlantic Avenue, Alameda, California 94501, for purposes of the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m. local time on Wednesday, July 16, 2014 at InSite Vision Incorporated, 965 Atlantic Avenue, Alameda, California 94501.

In accordance with Securities and Exchange Commission (the “SEC”) rules, instead of mailing a printed copy of this Proxy Statement, Proxy and annual report to stockholders, we elected to send a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice, or to request a printed set of these materials at no charge. Stockholders will not receive a printed copy of the proxy materials unless it is specifically requested. Instead, the Notice instructs Stockholders as to how to access and review the proxy materials via the Internet. This Proxy Statement and the accompanying form of Proxy are being made available to stockholders entitled to notice of, and to vote at, the Annual Meeting on or about June 6, 2014.

Record Date and Voting

Stockholders of record as of the close of business on May 23, 2014 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, 131,951,033 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), were issued and outstanding and there were 155 holders of record of the Common Stock. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder as of the Record Date. Holders of a majority of the outstanding shares entitled to vote at the meeting must be present in person or represented by proxy at the Annual Meeting in order to have the required quorum for transacting business. Abstentions and broker non-votes, as described below, are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required for the election of directors (Proposal 1), which means the six directors with the most “FOR” votes will be elected. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Only votes cast “FOR” a nominee will be counted. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the matter is required for the ratification of the appointment of Burr Pilger Mayer, Inc. (“BPM”) as the Company’s independent registered public accounting firm (Proposal 2) and the advisory resolution on the approval of named executive officer compensation (Proposal 3). The affirmative vote of holders of a majority of the outstanding shares of the Common Stock entitled to vote at the Annual Meeting is required to adopt the amendment to the Restated Certificate of Incorporation (the “Certificate of Incorporation”) to increase the number of authorized shares of the Company’s common stock (Proposal 4) and to adopt the amendment to the

Certificate of Incorporation to effect the contingent reverse stock split (Proposal 5) to enable the Company to relist on a major stock exchange. With regard to Proposals 2, 3, 4 and 5, votes may be cast in favor of or against each matter. Any other matters properly submitted for stockholder approval at the Annual Meeting will be decided in accordance with the Company’s Amended Bylaws (the “Bylaws”) and applicable rules and laws. Neither Proposal 4 nor Proposal 5 is conditioned upon or subject to approval of the other.

You may vote “ABSTAIN” with respect to any matter, other than the election of directors, and such abstentions will be treated as shares present in person or represented by Proxy and entitled to vote on that matter and will thus have the same effect as votes against the proposal. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of BPM as the Company’s independent registered public accounting firm, without instructions from the beneficial owner of those shares. A broker is not entitled to vote shares held for a beneficial owner on non-routine matters, such as the election of directors, the advisory resolution on the approval of named executive officer compensation, the adoption of the amendment to the Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock, and the adoption of the amendment to the Certificate of Incorporation to effect the contingent reverse stock split to enable the Company to relist on a major stock exchange. Consequently, if you do not give your broker specific instructions, your shares will not be voted on the non-routine matters, although they will count for purposes of determining whether a quorum exists. We encourage you to provide instructions to your broker. This ensures your shares will be voted at the Annual Meeting.

In addition to voting in person at the Annual Meeting, stockholders may submit a proxy as follows:

Internet. A stockholder can submit a proxy over the Internet by following the instructions provided on the separate proxy card.

Telephone. A stockholder can submit a proxy over the telephone by following the instructions provided in the Notice or on the separate proxy card.

Mail. A stockholder that received a printed set of the Proxy Materials can submit a proxy by mail by completing, signing and returning the separate proxy card in the prepaid and addressed envelope included with the Proxy Materials. Stockholders are urged to specify their choices on the proxy they submit by Internet, telephone or mail. If you submit a proxy, but do not specify how you want to vote on a proposal, in the absence of contrary instructions, the shares of Common Stock represented by such proxy will be voted in accordance with the Board of Directors’ recommendations.

Any stockholder or stockholder representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting may request reasonable assistance or accommodation from the Company by contacting Investor Relations in writing at 965 Atlantic Avenue, Alameda, California 94501 or by telephone at (510) 865-8800. To provide the Company sufficient time to arrange for reasonable assistance, please submit such requests by July 2, 2014.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS AND ANNUAL REPORT

Pursuant to the SEC’s rules, the Company is providing access to its proxy materials and the Company’s Annual Report on Form 10-K (the “Proxy Materials”) over the Internet. Accordingly, the Company began sending the Notice to its stockholders of record and beneficial owners on or about June 6, 2014. All stockholders will have the ability to access the Proxy Materials on a website referred to in the Notice or request to receive a printed set of the Proxy Materials. Instructions on how to access the Proxy Materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive the Proxy Materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive future Proxy Materials by email will save the Company the cost of printing and mailing documents to its stockholders and will reduce the impact of the Company’s annual stockholders’ meetings on the environment. If a stockholder chooses to receive future Proxy Materials by email, the stockholder will receive an email for future proxy material distributions with instructions containing a link to those materials and a link to the proxy voting site. Any stockholder’s election to receive the Proxy Materials by email will remain in effect until such stockholder terminates the request.

The Proxy Materials are also available at our website at www.insite.com. In addition, the Company will provide copies of any of the Proxy Materials free of charge to any stockholder who requests copies by calling (510) 747-1220.

Revocability of Proxies

You may revoke or change your Proxy at any time prior to or at the Annual Meeting. It may be revoked by submitting another properly completed proxy with a later date, by filing a written notice of revocation with a later date with the Secretary of the Company at the Company’s principal executive offices, InSite Vision Incorporated, 965 Atlantic Avenue, Alameda, California 94501, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting alone will not be sufficient to revoke your proxy. If your shares are held by your broker, bank or other nominee, you should follow the instructions provided by them if you wish to change your vote.

Solicitation

The Company will bear the entire cost of solicitation. Such solicitation will be conducted by the directors, officers or employees of the Company, who will not receive any additional compensation therefor. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, nominees and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. We have engaged D.F. King & Co., Inc. to assist in the solicitation of votes for approximately $5,000 plus out-of-pocket expenses.

Deadline for Receipt of Stockholder Proposals to be Presented at the Next Annual Meeting

Proposals of stockholders of the Company that are intended to be included in the Company’s 2015 Proxy Statement under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be received no later than February 6, 2015.

In order to be considered at the 2015 Annual Meeting, proposals of stockholders and nominations of director candidates by stockholders must comply with the advance notice requirements contained in the Company’s Bylaws. In accordance with the Bylaws, stockholders who wish to nominate director candidates or to present other business to be voted on at an Annual Meeting of stockholders must deliver written notice thereof to the Secretary of the Company at the principal executive offices of the Company no later than the close of business on April 17, 2015 and no earlier than the close of business on March 18, 2015. However, if the date of the Company’s 2015 Annual Meeting is changed by more than 30 days before or more than 70 days after the date of the first anniversary of the 2014 Annual Meeting, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the 2015 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2015 Annual Meeting or the 10th day following the day on which the Company publicly announces the date of the 2015 Annual Meeting.

A stockholder’s notice of proposal and nominations must include the requirements set forth in full in the Bylaws.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE — ELECTION OF DIRECTORS

The Bylaws of the Company provide that the Board of Directors shall fix the exact number of directors. The authorized number of directors is presently six. At the Annual Meeting, the stockholders will elect six directors to serve until the Company’s next annual meeting or until their successors shall have been duly elected and qualified, or until their earlier death, resignation or removal. The persons named proxyholders in the Proxy will vote all Proxies received by them in favor of the six nominees listed below in the absence of contrary instructions and the Proxies cannot be voted for a greater number of persons than the number of nominees named.

All nominees named below have consented to being named in this Proxy Statement and to serve as directors, if elected. If, however, any of the nominees named in the accompanying Proxy are unable or unwilling to serve (which is not expected) at the time of the Annual Meeting, the Proxies (except those marked to the contrary) will be voted for such other person(s) as the persons named in the accompanying Proxy may recommend. The six candidates receiving the highest number of votes of the shares present in person or represented by Proxy at the Annual Meeting and entitled to vote on the election of directors will be elected directors of the Company.

The experience, qualifications, attributes and skills of the Company’s directors summarized in each of the director’s individual biographies below, led the Board of Director’s Nominating and Governance Committee to recommend to the Board of Directors that the directors listed below should serve as directors of the Company. More specifically, the Nominating and Governance Committee determined that each of the directors has extensive experience as a business leader and has a strong understanding of business operations, particularly in our industry, which is important to the Company’s strategic and developmental success. Each of the directors has earned a university or graduate degree in a discipline that is valuable to the Board including medicine, management, marketing and business, which allows the Board to quickly understand the Company’s industry and the complex issues the Company faces. Similarly, each of our directors has extensive experience in the biotechnology, pharmaceutical or medical fields. The skills, experience and background that the Nominating and Committee considers is further discussed in more detail below under the caption “Consideration of Director Nominees—Director Qualifications.” In addition, in considering nominations of existing directors, the Nominating and Governance Committee considered feedback from a rigorous evaluation process directed by outside counsel.

The Board of Directors recommends that the stockholders vote FOR the election of each of the following nominees to serve as directors of the Company until the 2015 Annual Meeting or until their respective successors have been elected and qualified or until their earlier death, resignation or removal.

Set forth below is information regarding the nominees as of May 28, 2014, including a brief description of the qualifications of the nominees:

Name	Position(s) with the Company	Age	Director Since
Timothy McInerney	Chairman of the Board and Director	53	2008
Brian Levy, O.D. M.Sc..	Director	62	2011
Robert O’Holla.	Director	62	2008
Timothy Ruane	Director and Chief Executive Officer	49	2010
Craig Tooman	Director	48	2011
Anthony J. Yost	Director	55	2008

Business Experience of Board Nominees and Qualifications

Timothy McInerney is currently a Partner with Riverbank Capital Securities, an investment banking firm that specializes in providing financing for biotechnology and specialty pharmaceutical companies, a position he has held since June 2007. From 1992 until March 2007, Mr. McInerney was a Managing Director of Paramount Biocapital, Inc. (Paramount) where he oversaw the distribution of Paramount’s private equity product. Prior to 1992, Mr. McInerney was a research analyst focusing on the biotechnology industry at Ladenburg, Thalman & Co. Previously, Mr. McInerney held equity sales positions at Bear, Stearns & Co. and Shearson, Lehman Bros. Mr. McInerney has also worked in sales and marketing for Bristol-Myers Squibb. He received his B.S. in Pharmacy from St. John’s University in New York. He also completed a post-graduate residency in drug information systems at the New York University Medical Center. Mr. McInerney currently serves on the boards of Ziopharm Oncology, Inc., Edgemont Pharmaceuticals, LLC and Emisphere Technologies, Inc. In addition, Mr. McInerney previously served on the board of Manhattan Pharmaceuticals, Inc. Mr. McInerney has valuable experience as a partner with an investment banking firm that specializes in financing for biotechnology companies. Mr. McInerney’s background and skills are important for the Board’s understanding of financial, business development, financing and accounting matters. Mr. McInerney also brings interesting and valuable input to the Board due to his extensive knowledge of the Company’s industry obtained while serving as a research analyst and investment banker for the biotechnology industry.

Brian Levy, O.D. M.Sc. is currently the Chief Medical Officer of Aerie Pharmaceuticals, a company developing novel technologies for the treatment of glaucoma, a position he has held since January 2012. From June 2010 until October 2011, Dr. Levy was Chief Scientific Officer of Nexis Vision, a company developing technologies for refractive correction of the eye. From June 2008 to November 2009, Dr. Levy was the Chief Operating Officer of Danube Pharmaceuticals, a venture-backed company developing therapeutics for the treatment of glaucoma. From September 1994 to June 2008, Dr. Levy held a series of senior leadership positions with Bausch & Lomb, which included Corporate Vice President and Chief Medical Officer responsible for clinical development, medical affairs and product safety for all Bausch & Lomb businesses worldwide. While at Bausch & Lomb, he oversaw the development of Besivance. Dr. Levy is also a Clinical Professor of Ophthalmology at the University of Rochester in New York. He earned a Doctor of Optometry degree from the University of California, Berkeley in 1976 and a Master of Science Degree in comparative anatomy and physiology of the eye from the University of Waterloo, Canada. Dr. Levy’s medical and management background and experience aid the Board in its understanding of our business, planning clinical trials and otherwise developing our product candidates, as well as formulating our business strategy.

Robert O’Holla is currently the President of R.O.H. Consulting, LLC, a regulatory consulting firm specializing in medical devices, a position he has held since May 2008. Mr. O’Holla was the Worldwide Vice President of Regulatory Affairs at Johnson and Johnson from June 1990 until May 2008. Mr. O’Holla is a health products executive who has over thirty years of experience, including research and development, quality and compliance, regulatory affairs, policy development and product sterilization. Mr. O’Holla has also written for several publications regarding health products. He received his B.A. from Upsala College, his A.A. from Union College and his M.B.A. from Fairleigh Dickinson University. Mr. O’Holla currently is the Vice President of Regulatory Affairs for CeQur, SA. Mr. O’Holla also serves on the Board of CeQur, SA and is the Chairman of the Compensation Committee. Mr. O’Holla brings in-depth knowledge of the important regulatory issues faced by the Company and the regulatory framework in which the Company operates. Mr. O’Holla’s ability as a consultant to skillfully analyze our operations also aids the Board in its oversight role.

Timothy Ruane joined the Company on December 1, 2010 as Chief Executive Officer and a member of the Board. Previously, Mr. Ruane served as President and Chief Executive Officer of Tekmira Pharmaceuticals and INEX Pharmaceuticals (which spun-out to Tekmira in 2007), a biopharmaceutical company, from 2005 to 2008. From 2004 to 2005, he served as the Senior Vice President of Corporate Development of INEX. From 2002 to 2004, Mr. Ruane was the Senior Vice President of Business Management of ILEX Oncology. Mr. Ruane has more than 24 years of experience with pharmaceutical and biotechnology companies in various management positions. Mr. Ruane has a Bachelor of Science degree in Business Finance from Wake Forest University and a Masters in Business Administration from the University of Washington. Over the past five years, Mr. Ruane has also served on the boards of INEX Pharmaceuticals and Tekmira. Mr. Ruane’s experience in leadership positions at biopharmaceutical companies aids the Board in its understanding of our business. Further, Mr. Ruane has valuable experience in business development, financing, strategic alternatives and industry trends. Mr. Ruane, as our Chief Executive Officer (“CEO”), has unique in depth knowledge of our day-to-day operations, which is essential to the Board’s ability to understand our company.

Craig Tooman is currently the Chief Financial Officer at Aratana Therapeutics, Inc., a pet therapeutics company focused on innovative biopharmaceutical products for cats, dogs and other companion animals, a position he has held since November 2013. In addition, Mr. Tooman is also the Chief Executive Officer at Avanzar Medical, Inc., a company focused on identifying and fostering commercial oncology opportunities, a position he has held since February 2012. From January 2011 to February 2012, Mr. Tooman was the founder and principal of Stockbourne LLC, a firm that provides strategic business and financial advisory services. From July 2010 to January 2011, Mr. Tooman was the Senior Vice President of Finance and Chief Financial Officer of Ikaria Inc., a biotherapeutics company. From January 2005 to July 2010, Mr. Tooman was the Executive Vice President of Finance and Chief Financial Officer at Enzon Pharmaceuticals, a biopharmaceutical company. Prior to that, Mr. Tooman was the Senior Vice President of Strategic Planning and Corporate Communications at ILEX Oncology, Inc and the Vice President of Investor Relations at Pharmacia Corporation, the culmination of a 12-year career that started with the Upjohn Company. He has a Bachelor of Arts degree in Economics from Kalamazoo College and Masters in Business Administration in Finance from the University of Chicago. Mr. Tooman’s financial background and experience serving in various management roles at biotechnology companies is valuable for the Board’s understanding of our financial condition, accounting and operations and aids the Board in developing and implementing our financial strategy.

Anthony J. Yost is currently the Chief Commercial Officer at Prometheus, Inc., a pharmaceutical/diagnostic company, a position he has held since January 2012. From August 2011 to January 2012, Mr. Yost was the Chief Commercial Officer at EKR Therapeutics, an acute-care pharmaceutical company and prior to that, he was the head of Sales and Marketing at PacificCord, a stem cell storage biotechnology company. From October 2008 to June 2010, Mr. Yost was the General Manager for the Western U.S. Operating Unit at Novartis, a pharmaceutical company engaged in the research, development, manufacture and marketing of healthcare products. From November 2003 to September 2008, he served as the President of Innovex North America, the commercial services unit of Quintiles Transnational Corporation. From February 1998 to November 2003, Mr. Yost had various responsibilities at Schering-Plough Corporation (Schering-Plough), including Vice President of the Acute Coronary Syndromes Business Unit, General Manager of Commercial and Manufacturing Operations in Portugal, Vice President of Managed Care and Vice President of the Cardiovascular Business Unit. Prior to working for Schering-Plough, Mr. Yost worked for Boehringer Mannheim and Eli Lilly and Company. He received his B.S. in Pharmacy from Purdue University. Mr. Yost’s experience in leadership positions at pharmaceutical companies aids the Board in its understanding of our business, including our customers and competitors. Further, Mr. Yost’s international experience is valuable for the Board’s understanding of foreign markets.

Information regarding the Company’s executive officers may be found in Item 1 of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Securities and Exchange Commission on March 31, 2014 (the “Form 10-K”).

Family Relationships and Director Independence

There are no family relationships between any members of the Board and our executive officers. In addition, the Board has determined that each of the members of the Board, other than Mr. Ruane, our CEO, is “independent” as that term is defined in the rules and regulations of the NYSE MKT (“NYSE MKT Rules”).

Board Committees and Meetings

During the fiscal year ended December 31, 2013, the Board of Directors held seven meetings. The Board of Directors has a standing Audit Committee, a Stock Plan and Compensation Committee and a Nominating and

Governance Committee. During the 2013 fiscal year, each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board of Directors on which he served.

Communications with the Board

We encourage stockholder communications with the Board of Directors. Any stockholder wishing to communicate with the Board of Directors or any individual director regarding matters concerning the Company should submit such communications in writing to the Company’s corporate secretary at the following address:

InSite Vision Incorporated

965 Atlantic Avenue

Alameda, CA 94501

Attention: Corporate Secretary

mail@insite.com

The Company’s Secretary will review all such correspondence and distribute the correspondence to such members of the Board of Directors as the Secretary deems appropriate or advisable

Communications Intended for Non-Management Directors

Communications that are intended specifically for non-management directors should be sent to the postal address above to the attention of the Chair of the Nominating and Governance Committee.

Company Policy Regarding Board Member Attendance at Annual Meetings

The Company encourages each director to attend its Annual Meeting of Stockholders. Each of the directors attended the Company’s 2013 Annual Meeting of Stockholders.

Audit Committee

The Audit Committee currently consists of three directors: Craig Tooman (Chair), Timothy McInerney and Anthony J. Yost. The Audit Committee met six times in 2013.

The Board has determined that each of the members of the Audit Committee is “independent” as that term is defined in the NYSE MKT Rules and also meets the additional criteria for independence of audit committee members set forth in Rule 10A-3(b)(1) under the Exchange Act. In addition, the Board has determined that Mr. Tooman qualifies as an “audit committee financial expert,” within the meaning of SEC regulations. A copy of the Audit Committee’s charter is available on our website located at www.insitevision.com. A copy of the Audit Committee’s charter is also available to investors free of charge by writing to InSite Vision Incorporated, Investor Relations, 965 Atlantic Avenue, Alameda, CA 94501.

The Audit Committee appoints our independent registered public accounting firm; pre-approves all audit and non-audit services to be provided to the Company by the independent registered public accounting firm; oversees the independence of the independent registered public accounting firm; evaluates the independent registered public accounting firm’s performance; receives and considers the independent registered public accounting firm’s comments as to accounting and financial controls; monitors the effectiveness of internal controls; oversees our financial and accounting organization and financial reporting; discusses with management and the independent registered public accounting firm the results of the annual audit and our annual financial statements; and discusses with management and the independent registered public accounting firm, as applicable, the results of the independent registered public accounting firm’s interim review of our quarterly financial statements, as well as our earnings press releases.

Among other things, under the charter of the Audit Committee, the Audit Committee is responsible for reviewing and approving all related party transactions, approving and monitoring our code of ethics for senior finance personnel and code of conduct for all employees and directors (including approving any waivers of such codes for directors, executive officers and senior financial personnel), and establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by our employees of concerns regarding questionable accounting, auditing or legal matters.

Stock Plan and Compensation Committee

The Stock Plan and Compensation Committee of the Board of Directors (the “Compensation Committee”) currently consists of three directors: Anthony J. Yost (Chair), Robert O’Holla and Craig Tooman, each of whom is “independent” as defined by NYSE MKT Rules. The Compensation Committee held nine meetings during 2013.

A copy of the Compensation Committee’s charter is available on the Company’s website located at www.insitevision.com. A copy of the Company’s Compensation Committee charter is also available to investors free of charge by writing to InSite Vision Incorporated, Investor Relations, 965 Atlantic Avenue, Alameda, CA 94501. Pursuant to its charter, the Compensation Committee’s responsibilities include the following:

•

reviewing, evaluating and making recommendations to the Board with respect to the Company’s overall compensation policies and establishing performance-based incentives that support and reinforce the Company’s long-term strategic goals, organizational objectives and stockholder interests;

•	reviewing and approving goals and objectives relevant to the compensation of the CEO and evaluating the CEO’s performance in light of those goals and objectives;

•

establishing, reviewing and approving the compensation arrangements for the Company’s CEO and other executive officers and reviewing periodic reports from the CEO as to the performance and compensation of the Company’s employees other than executive officers; and

•	reviewing and recommending for adoption by the Board of Directors equity compensation plans and incentive compensation plans and administering such plans.

The Compensation Committee may form subcommittees and delegate to its subcommittees such power and authority as it deems appropriate. The Compensation Committee has delegated limited authority to the Officer Equity Grant Committee (comprised of Messrs. Ruane and Drapeau) to grant equity incentive awards to our employees (other than Section 16 officers or “covered persons” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and subject to individual and aggregate share limits established by the Compensation Committee). The Compensation Committee has no current intention to delegate any other portion of its authority to any subcommittee. Our executive officers, including the Named Executive Officers (as identified below), do not have any role in determining the form or amount of compensation paid to our Named Executive Officers. However, our CEO does make recommendations to the Compensation Committee with respect to compensation paid to the other Named Executive Officers.

Pursuant to its charter, the Compensation Committee is authorized to retain outside compensation consultants to provide assistance in its decision-making processes. The Compensation Committee engaged Radford to develop and provide a personalized Radford report that reviewed in detail the Company’s executive compensation practices (including base salary, cash bonus and equity compensation components) as compared to the Company’s peer group of companies.

The Compensation Committee seeks to align pay with performance, and considers potential risks when reviewing and approving compensation programs. The Company’s compensation programs have been designed with specific features that mitigate risk, while at the same time rewarding employees for achieving long-term financial and strategic objectives through prudent business judgment and appropriate risk taking. For example, as described in the Compensation Discussion and Analysis section of this Proxy Statement, the long-term equity incentive awards granted to executives promote long-term service to the Company. Further, the annual bonus awards to executive officers are based on 25 specified corporate goals that measure the Company’s performance. The Compensation Committee has reviewed compensation-related risks for the Company’s employees and concluded that the Company’s compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of two directors, Timothy McInerney (Chair) and Brian Levy. The Nominating and Governance Committee held two meetings during 2013 to recommend to the Board the nomination of directors standing for election at the 2013 Annual Meeting and to review the results of its Board and committee evaluation process.

The Board has determined that both members of the Nominating and Governance Committee are “independent” as that term is defined in the NYSE MKT Rules. A copy of the Nominating and Governance Committee charter is available on our website located at www.insitevision.com. A copy of the Nominating and Governance Committee’s charter is also available to investors free of charge by writing to InSite Vision Incorporated, Investor Relations, 965 Atlantic Avenue, Alameda, CA 94501.

The Nominating and Governance Committee identifies and recommends director nominees to be selected by the Board for submission to a vote at our annual stockholder meetings or to fill vacancies between such meetings, implements the Board’s criteria for selecting new directors, develops or reviews and recommends corporate governance policies for the Board and oversees the annual evaluation process conducted by the Board.

Consideration of Director Nominees

Stockholder Nominees

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth below under “Director Qualifications.”

The Nominating and Governance Committee will consider timely suggestions of nominees from stockholders using the same criteria as for any other nominee. A stockholder’s notice of nominations must comply with the timing and delivery requirements and include the required information set forth in our Bylaws.

Director Qualifications

The Nominating and Governance Committee has established the following minimum criteria for evaluating prospective Board candidates:

•	Reputation for integrity, strong moral character and adherence to high ethical standards.

•	Attainment of a generally recognized position of leadership in the community and/or chosen field of endeavor, and demonstrated high levels of accomplishment.

•	Demonstrated business acumen and experience, and ability to exercise sound business judgment and common sense in matters that relate to our current and long-term objectives.

•	Ability to read and understand basic financial statements and other financial information pertaining to us.

•	Commitment to understanding us and our business, industry and strategic objectives.

•	Commitment and ability to regularly attend and participate in meetings of the Board, committees of the Board and stockholders; and ability to generally fulfill all responsibilities as a director.

•	Willingness to represent and act in the interests of all of our stockholders rather than the interests of a particular group.

•	Good health and ability to serve.

•

For prospective non-employee directors, independence under applicable SEC and stock exchange rules, and an absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director.

•	Willingness to accept the nomination to serve as a director.

Other Factors for Potential Consideration

The Nominating and Governance Committee will also consider the following factors in connection with its evaluation of each prospective nominee:

•	Whether the prospective nominee will foster a diversity of skills and experiences and add to or complement the Board’s existing strengths.

•

For potential Audit Committee members, whether the nominee possesses the requisite education, training and experience to qualify as “financially sophisticated” or as an audit committee “financial expert” under applicable SEC and stock exchange rules.

•

For incumbent directors standing for re-election, the Nominating and Governance Committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation and overall contribution to the Company.

•	The number of other boards on which the prospective nominee serves.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee initiates the process of identifying and evaluating nominees for director by preparing a slate of potential candidates who, based on their biographical information and other information available to the Nominating and Governance Committee, appear to meet the criteria specified above and/or have the specific qualities, skills or experience being sought (based on input from the full Board).

•	Outside Advisors. The Nominating and Governance Committee may engage a third-party search firm or other advisors to assist in identifying prospective nominees.

•	Nomination of Incumbent Directors. The re-nomination of existing directors is not automatic, but is based on continuing qualification under the criteria set forth above.

•

For incumbent directors standing for re-election, the Nominating and Governance Committee will also assess the incumbent director’s performance during his or her term, including the number of meetings attended, the results of the annual Board evaluation process, level of participation and overall contribution to the Company; the number of other company boards on which the individual serves; composition of the Board at that time and any changed circumstances affecting the individual director which may bear on his or her ability to continue to serve on the Board.

•

Management Directors. The number of our officers or employees serving at any time on the Board should be limited such that, at all times, a majority of the directors are “independent” under applicable SEC and NYSE MKT Rules.

After reviewing appropriate biographical information and qualifications, first-time candidates will be interviewed by at least one member of the Nominating and Governance Committee and by our Chief Executive

Officer. Upon completion of the above procedures, the Nominating and Governance Committee shall determine the list of potential candidates to be recommended to the full Board for nomination at our Annual Meeting of Stockholders or to fill vacancies. The Board will only select the slate of nominees or any director to fill a vacancy from candidates identified, screened and approved by the Nominating and Governance Committee.

Code of Ethics for the Chief Executive Officer and Senior Financial Officers

Our Code of Ethics for the Chief Executive Officer and Senior Financial Officers can be found on our website located at www.insitevision.com. A copy of our Code of Ethics for the Chief Executive Officer and Senior Financial Officers is also available to investors free of charge by writing to InSite Vision Incorporated, Investor Relations, 965 Atlantic Avenue, Alameda, CA 94501. We will disclose any waivers under the Code of Ethics for the Chief Executive Officer and Senior Financial Officers which are granted to our directors or executive officers in a current report on Form 8-K filed with the SEC within four business days of any such waiver. No such waivers were granted during 2013.

Board Leadership and Role in Risk Oversight

The Board, together with the Audit Committee, is primarily responsible for overseeing the Company’s risk management. The Audit Committee reviews with management the significant categories of risk to the Company. As necessary, the Stock Plan and Compensation Committee (the “Compensation Committee”) also reviews risks that are specific to compensation. The Opportunity Screening Committee of the Board of Directors reviews risks related to strategic business opportunities and possible acquisitions and divestitures. The Audit Committee and, when applicable, the Compensation Committee report significant risks to the Board and the Board addresses means to monitor and mitigate such risks. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes. The Board of Directors and management believe that this division of risk management responsibilities is an effective approach to respond and address risks that the Company faces.

The Board of Directors selects the Chairman of the Board. Mr. McInerney currently serves as the Chairman of the Board. The Company’s CEO, Timothy Ruane, currently serves on the Board of Directors. The current structure promotes robust evaluation of management and results, while at the same time gives the CEO more opportunity to focus on the day-to-day operations of the Company. Our CEO has significant responsibilities in running the Company and the Board of Directors believes that it is currently beneficial to have a Chairman of the Board who is not an officer and whose primary responsibility is leading the Board. However, management does have a representative on the Board of Directors who provides support, feedback and information to assist the advisory role of the Board. The Board of Directors believes that the management and the Board have an excellent working relationship that allows for effective leadership by the Board of Directors. The Board of Directors has the necessary power and authority to request and obtain information from management, to retain outside consultants, and to consult with management and employees where it deems appropriate. While the Board of Directors has decided to separate the positions of the Chairman and CEO, the Board may combine the two roles in the future in its discretion.

DIRECTOR COMPENSATION — FISCAL 2013

The following table presents information regarding the compensation paid for 2013 to members of the Board of Directors who are not also employees of the Company (referred to herein as “Non-Employee Directors”).

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	($)	($)(1)	($)(1)(2)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Timothy McInerney	57,500	—	23,865	—	—	—	81,365
Brian Levy, O.D. M. Sc.	50,000	—	23,865	—	—	—	73,865
Robert O’Holla	45,000	—	23,865	—	—	—	68,865
Craig A. Tooman	52,500	—	23,865	—	—	—	76,365
Anthony J. Yost	47,500	—	23,865	—	—	—	71,365

(1)	The amount reported in column (d) of the table above reflects the aggregate grant date fair value of stock option awards (disregarding any estimate of forfeitures related to service-based vesting conditions) computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. Each of these options generally vests on the first anniversary of the grant date provided the director continues to serve through such date. We have not granted any equity-based awards to Non-Employee Directors other than stock options. For a discussion of the assumptions and methodologies used to value the awards reported in column (d), please see the discussion of option awards contained in Note 12, Stock-Based Compensation, in the Notes to the Consolidated Financial Statements in Item 8 of Part II of the Form 10-K.
(2)	The following table presents, as of December 31, 2013, the number of outstanding and unexercised option awards held by each person who served as a Non-Employee Director during fiscal year 2013.

	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Timothy McInerney	12/11/2013	—	150,000	0.23	12/11/2023
	12/12/2012	150,000	—	0.32	12/12/2022
	12/14/2011	150,000	—	0.44	12/14/2021
	12/20/2010	150,000	—	0.33	12/20/2020
	12/16/2009	150,000	—	0.38	12/16/2019
	9/23/2008	30,000	—	0.52	9/23/2018

Brian Levy, O.D. M. Sc.	12/11/2013	—	150,000	0.23	12/11/2023
	12/12/2012	150,000	—	0.32	12/12/2022
	12/14/2011	150,000	—	0.44	12/14/2021
	9/16/2011	56,250	—	0.56	9/16/2021

Robert O’Holla	12/11/2013	—	150,000	0.23	12/11/2023
	12/12/2012	150,000	—	0.32	12/12/2022
	12/14/2011	150,000	—	0.44	12/14/2021
	12/20/2010	150,000	—	0.33	12/20/2020
	12/16/2009	150,000	—	0.38	12/16/2019
	9/23/2008	30,000	—	0.52	9/23/2018

Craig A. Tooman	12/11/2013	—	150,000	0.23	12/11/2023
	12/12/2012	150,000	—	0.32	12/12/2022
	12/14/2011	150,000	—	0.44	12/14/2021
	9/16/2011	43,750	—	0.56	9/16/2021

Anthony J. Yost	12/11/2013	—	150,000	0.23	12/11/2023
	12/12/2012	150,000	—	0.32	12/12/2022
	12/14/2011	150,000	—	0.44	12/14/2021
	12/20/2010	150,000	—	0.33	12/20/2020
	12/16/2009	150,000	—	0.38	12/16/2019
	9/23/2008	30,000	—	0.52	9/23/2018

Summary of Director Compensation

Cash and Expenses. The compensation for Non-Employee Directors for fiscal year 2013 consisted of cash fees and retainers and grants of stock options as follows:

•	an annual cash retainer of $45,000 for serving on the Board;

•	an additional annual cash retainer of $10,000 for serving as the Chairman of the Board;

•

an additional annual cash retainer for serving as the Chairman of a committee of the Board ($7,500 for the Audit Committee, $2,500 for the Compensation Committee and $2,500 for the Nominating and Governance Committee); and

•	an additional annual cash retainer of $5,000 for service as Board liaison and/or leader of the Company’s Scientific Advisory Board.

We also reimburse Non-Employee Directors for reasonable expenses for attending any Board or committee meetings.

Option Grants. Under our current director compensation program, each Non-Employee Director is granted, at the time of his or her initial election or appointment to the Board, an option to purchase a pro rata portion of 150,000 shares of our Common Stock based on the month in which the Non-Employee Director is initially elected or appointed to the Board. Thereafter, each Non-Employee Director in office on the date of the first Board meeting in December of each year is granted on such date an option to purchase 150,000 shares of our Common Stock. In the event that there is no Board meeting in December of any year, the annual option grant will be made on December 15 of that year (or, if December 15 is not a trading day, the next succeeding trading day). In addition, Non-Employee Directors are eligible to receive discretionary award grants at any time under the 2007 Performance Incentive Plan (the “2007 Plan”).

Each option granted to a Non-Employee Director has a per-share exercise price equal to the closing price of our Common Stock on the date of grant and a maximum term of ten years. These options generally vest on the first anniversary of the grant date, subject to the director’s continued service as a director, but may vest on an accelerated basis in connection with a change in control. Vested options will generally remain exercisable for three months following the termination of the director’s service or six months following a termination due to death or disability. The options do not include any dividend rights.

On December 11, 2013, each of our Non-Employee Directors received a grant of an option to purchase 150,000 shares of our Common Stock. Each of these options has a per-share exercise price of $0.23 (the closing price of our Common Stock on the grant date) and will generally vest on the first anniversary of the grant date, provided that the director remains in service through such date. Each of these options was granted under, and is subject to, the terms of the 2007 Plan.

PROPOSAL TWO — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed BPM as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, and is asking the Company’s stockholders to ratify this appointment. The affirmative vote of the holders of a majority in voting power of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of BPM.

Stockholder ratification of the appointment of BPM as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of BPM to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the appointment, the Audit Committee will re-evaluate whether or not to retain BPM as the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its stockholders.

BPM has audited the Company’s financial statements since 2004, starting with the financial statements for the fiscal year ended December 31, 2003. Representatives of BPM are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The following table shows the fees paid or accrued by the Company for the audit and other services provided by its independent registered public accounting firm, BPM, for fiscal years 2013 and 2012 (in thousands):

	2013	2012
Audit Fees (1)	$182	$169
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$182	$169

(1)	Audit fees represent fees for professional services provided in connection with the audit of our annual consolidated financial statements, review of our quarterly condensed consolidated financial statements and services that are normally provided by BPM in connection with statutory and regulatory filings.

Independence of Independent Registered Public Accounting Firm and Pre-Approval Policy

The Audit Committee has determined that the provision by BPM of non-audit services is compatible with maintaining the independence of BPM. The Audit Committee has adopted a policy for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally provides for pre-approval of specified services in the defined categories of audit services, audit-related services and tax services for up to $25,000. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. During fiscal 2013, all services provided by BPM were pre-approved by the Audit Committee.

Required Vote

The affirmative vote of the holders of a majority in voting power of the shares present in person or represented by Proxy and entitled to vote on Proposal No. 2 at the Annual Meeting is required to ratify the appointment of BPM as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the proposal to ratify the selection of BPM to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2013 included in the Form 10-K.

The Audit Committee has reviewed and discussed the audited consolidated financial statements with management of the Company. The Audit Committee has discussed with the Company’s independent registered public accounting firm, BPM, the matters required to be discussed by SAS 61, as amended (Codification of Statements on Auditing Standards, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which includes, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements.

The Audit Committee has received the written disclosures and the letter from BPM required by applicable requirements of the Public Company Accounting Oversight Board regarding BPM’s communications with the Audit Committee and has discussed the independence of BPM from the Company.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Company’s Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission

Submitted by the Audit Committee

of the Board of Directors

Craig Tooman (Chair)

Timothy McInerney

Anthony J. Yost

PROPOSAL THREE — ADVISORY RESOLUTION TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required under Section 14A of the Exchange Act, the Company is asking stockholders to approve an advisory resolution approving the compensation of the Company’s Named Executive Officers as reported in this Proxy Statement. As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has designed the Company’s Named Executive Officer compensation program to achieve three principal goals:

•

to help ensure that there exists an appropriate relationship between executive pay and both our performance and the creation of stockholder value through our achievement of long-term strategic goals and initiatives;

•	to attract, motivate and retain key executives in the face of competition within the biotechnology industry for qualified personnel; and

•	to align the interests of our Named Executive Officers with those of our stockholders.

The Company urges stockholders to read the “Compensation Discussion and Analysis,” which describes in more detail how our Named Executive Officer compensation policies and procedures operate and how they are designed to achieve our compensation objectives, as well as the 2013 Summary Compensation Table and other related compensation tables and narratives, which provide detailed information on the compensation of our Named Executive Officers, including the following:

•	We pay for performance. A significant amount of our Named Executive Officer compensation is not guaranteed and is aligned with the Company’s operational, stock and financial performance.

•	We have reasonable severance benefits. The post-employment and change in control provisions that apply to Named Executive Officers are reasonable and are developed on a case-by-case basis.

•

The Compensation Committee acts prudently in making decisions. Members of the Compensation Committee are independent directors. The Compensation Committee has established a thorough process for the review and approval of compensation program designs, practices and amounts awarded to the Company’s Named Executive Officers.

•	We do not provide inappropriate perquisites. The Company does not provide any routine perquisites to its Named Executive Officers.

•

Say-on-pay. In 2011, our stockholders voted on an advisory resolution approving the compensation of our Named Executive Officers, which was approved by approximately 77% of the votes cast on the proposal. Despite only minor changes to our executive compensation programs in 2012 and 2013, the advisory resolution approving the compensation of our Named Executive Officers received approximately 49% and 38% approval, respectively, at our 2012 and 2013 annual meetings. In response to the results of these advisory say-on-pay votes, in both 2012 and 2013, we reached out to a significant number of our large, institutional stockholders to gain insight into their perspective regarding our executive compensation programs and policies. We learned that our stockholders were motivated to vote against our say-on-pay proposals more as a way of expressing their disappointment in our recent stock price performance than due to particular or specific disapproval of our overall executive compensation program or policies. The feedback from these engagements was shared with and considered by management, as well as the Compensation Committee. The Compensation Committee also engaged Radford, a global provider of compensation intelligence and consulting services to the technology and life sciences sectors, to develop and provide a customized report that reviewed in detail our executive compensation practices (including base salary, cash bonus and equity compensation components) as compared to our peer group of companies with respect to our executive compensation program for 2013 and 2014. For 2013, in tandem with its review and analysis of the

Radford report, the Compensation Committee also analyzed relevant data available in the Advanced-HR Database. In light of its analysis of those surveys and discussions, and based on its understanding of the feedback provided by our stockholders, the Compensation Committee re-examined, and made certain changes to, our compensation program, including setting compensation component levels and incentive award opportunities for each of 2013 and 2014, taking into account the percentile analysis presented in the Radford report and, for 2013, other data from the Advanced-HR Database.

Required Vote

The Company asks it stockholders to indicate annually their support for the Company’s Named Executive Officer compensation as set forth in its Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on its Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s Named Executive Officers and the philosophies, policies and practices described in this Proxy Statement. The Company is asking stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders, is hereby approved.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of the Company’s stockholders and, to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, the Company expects to consider stockholders’ concerns and the Compensation Committee expects to evaluate whether any actions are necessary to address those concerns. The next say-on-pay vote is expected to take place at our 2015 Annual Meeting.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the approval of the advisory resolution approving compensation of the Company’s Named Executive Officers.

PROPOSAL FOUR — AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY’S COMMON STOCK

The Company proposes to amend its Certificate of Incorporation to increase the number of authorized shares of the Company’s Common Stock from 240,000,000 shares to 350,000,000 shares.

The Board of Directors has unanimously adopted a resolution authorizing, approving, declaring advisable and recommending to the Company’s stockholders for their approval an amendment (the “Share Increase Amendment”), which amends Section A of Article IV of the Certificate of Incorporation, to effect the increase to the number of authorized shares of Common Stock. The form of Share Increase Amendment is attached to this Proxy Statement as Annex A. If the Share Increase Amendment is approved by the Company’s stockholders, the Company intends to file the Share Increase Amendment with the Secretary of State of the State of Delaware promptly following the Annual Meeting.

Overview

The Certificate of Incorporation currently authorizes the issuance of 240,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share. The Board of Directors approved the Share Increase Amendment, which amends Section A of Article IV of the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 240,000,000 shares to 350,000,000 shares and, correspondingly, to increase the total number of shares of all classes of capital stock that the Company has authority to issue from 245,000,000 to 355,000,000 shares.

The proposed Share Increase Amendment would delete the first paragraph of Section A of Article IV of the Certificate of Incorporation in its entirety and replace it with the following:

“(A) Classes of Stock. The total number of shares of all classes of capital stock which the corporation shall have authority to issue is Three Hundred Fifty-Five Million (355,000,000) of which Three Hundred Fifty Million (350,000,000) shares, par value of $0.01 per share, shall be Common Stock (“Common Stock”) and Five Million (5,000,000) shares, par value of $0.01 per share, shall be Preferred Stock (“Preferred Stock”).”

As of May 23, 2014, there were:

•	131,951,033 shares of Common Stock issued and outstanding;

•	19,740,137 shares of Common Stock subject to outstanding awards under the Company’s equity incentive and stock purchase plans;

•	4,518,221 shares of Common Stock reserved for issuance under the Company’s equity incentive and stock purchase plans; and

•	14,791,376 shares of Common Stock subject to outstanding warrants.

As a result, approximately 171,000,767 shares of the Company’s 240,000,000 authorized shares of Common Stock have been issued or are reserved for issuance and, accordingly, few shares are available to the Company for use in connection with its future financing or other corporate needs. The lack of authorized Common Stock available for issuance could unnecessarily limit or delay the Company’s ability to pursue future financings, acquisitions and other transactions. The necessity of additional authorized shares of Common Stock is particularly critical to the Company at this time as it will need to raise significant additional financing prior to September 2014 in order to continue its operations. The Company only expects its current cash to enable it to continue operations as currently planned until approximately September 2014. In addition, the Company’s independent auditors included an explanatory paragraph in their audit report related to the Company’s consolidated financial statements for the year ended December 31, 2013, which are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, referring to the Company’s recurring losses from operations, available cash and short-term investment balances and accumulated deficit and a substantial doubt about its ability to continue as a going concern. The Company could also be limited in its ability to effectuate future stock splits or stock dividends.

Background and Purpose of the Share Increase Amendment

The Board of Directors believes it is in the Company’s and the Company’s stockholders’ best interests to increase the number of authorized shares of Common Stock to 350,000,000 in order to ensure that additional shares of Common Stock are available for general corporate purposes, which may include:

•

raising capital through sales of equity securities (issuances of shares of Common Stock or debt or equity securities that are convertible into Common Stock), particularly in light of the Company’s current lack of financial resources and need to raise significant additional financing (which will likely be in the form of an equity financing) prior to September 2014 in order to continue its operations;

•	establishing strategic relationships with other companies;

•	providing equity incentives to employees, officers or directors;

•	acquiring other businesses or assets;

•	declaring stock dividends or effecting stock splits; and

•	achieving other corporate purposes.

Other than (i) its current and ongoing pursuit of significant equity financing to enable it to continue its operations beyond September 2014, and (ii) the issuance of shares of Common Stock in connection with the Company’s existing employee benefit plans, the Company does not have any current intention or plan to issue shares of Common Stock. As of the date of the mailing of this Proxy Statement, the Company did not yet have any agreements or commitments with respect to any equity financing. The Board of Directors believes the additional authorized shares of Common Stock should be available for financing and other corporate purposes, without the potential expense and delay incident to obtaining stockholder approval for a particular financing or other issuance.

Effects of the Proposed Share Increase Amendment

The additional shares of authorized Common Stock would be identical to the shares of Common Stock now authorized and outstanding, and the Share Increase Amendment would not affect the rights of current holders of Common Stock. Any issuances of additional shares of Common Stock, however, could adversely affect the existing holders of shares of Common Stock by diluting their ownership, voting power and earnings per share and book value per share with respect to such shares. The current holders of Common Stock do not have preemptive rights to purchase any shares of Common Stock that may be issued and the Board of Directors has no plans to grant such rights with respect to any such shares. The Company is currently authorized to issue up to 5,000,000 shares of Preferred Stock, none of which are issued or outstanding. The Board of Directors has the authority to determine the price, rights, preferences, privileges and restrictions, including voting rights and the right to convert any Preferred Stock into shares of Common Stock, of the unissued shares of Preferred Stock without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be harmed by, the rights of the holders of any Preferred Stock that may be issued in the future. The proposed Share Increase Amendment will not affect this authorization.

As a general matter, the Board of Directors would be able to issue or reserve for issuance the additional shares of Common Stock in its discretion from time to time, without further action or approval of the Company’s stockholders, subject to and as limited by applicable law, regulation and the rules or listing requirements of any then applicable securities exchange.

Possible Anti-Takeover Effects of the Share Increase Amendment

The Board of Directors is unaware of any specific effort to obtain control of the Company and has no present intention of using the proposed increase in the number of authorized shares of Common Stock as an anti-takeover device. However, the Company’s authorized but unissued Common Stock could (within the limits imposed by applicable law, regulation and the rules or listing requirements of any then applicable securities exchange) be issued in one or more transactions that could make a change of control much more difficult and therefore more unlikely. The additional authorized shares of Common Stock could be used to discourage persons from attempting to gain control of the Company by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the Board of Directors in a potential takeover situation, including preventing or delaying a proposed business combination that is opposed by the Board of Directors, although perceived to be desirable by some stockholders.

No Appraisal Rights

Stockholders will not have dissenters’ or appraisal rights under Delaware corporate law or under the Company’s Certificate of Incorporation in connection with the proposed Share Increase Amendment.

Required Vote

The affirmative vote of holders of a majority of the outstanding shares of the Common Stock entitled to vote at the Annual Meeting is required to approve the Company’s proposal to adopt the Share Increase Amendment in the form attached to this Proxy Statement as Annex A. The proposal is not conditioned upon approval of any other proposal contained in the Proxy Statement. If the proposal is approved, the Company intends to file the Share Increase Amendment promptly following the Annual Meeting. If the proposal is not approved, the Share Increase Amendment will not be filed with the Secretary of State of the State of Delaware.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR this proposal.

PROPOSAL FIVE — REVERSE STOCK SPLIT OF THE COMPANY’S OUTSTANDING COMMON STOCK AND AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT OF THE COMPANY’S OUTSTANDING COMMON STOCK

The Board is recommending the reverse stock split of the Common Stock with the primary intent of increasing the per share price of the Common Stock after the Company has attained a stable market capitalization greater than the exchange required $75 million in order to facilitate the Company’s ability to meet the closing per share price criteria required to be listed on a major stock exchange. The Board of Directors believes that, in addition to increasing the per share price of the Common Stock, the reverse stock split would also make the Common Stock more attractive to a broader range of institutional and other investors. Accordingly, for these and the other reasons discussed below, the Board believes that authorizing the Board to effect the reverse stock split, in the Board’s discretion, is in the Company’s and the Company’s stockholders’ best interests.

Accordingly, the Board of Directors has decided that it is in the best interests of the Company’s stockholders to (a) authorize the Board of Directors of the Company to effect, in its discretion prior to July 16, 2015, a reverse stock split of the issued and outstanding shares of Common Stock, par value $0.01 and any shares held in treasury, at a reverse stock split ratio ranging from 1-for-4 to 1-for-10, as determined by the Board of Directors, and (b) approve a corresponding amendment (the “Reverse Stock Split Amendment”) to the Company’s Certificate of Incorporation, in the form attached to this Proxy Statement as Annex B, to effect the reverse stock split, subject to the Board of Director’s authority to abandon such amendment. Upon the effectiveness (the “Effective Time”) of the Reverse Stock Split Amendment, the issued and outstanding shares of the Common Stock immediately prior to the Effective Time will be reclassified into a smaller number of shares such that a stockholder will own one share of Common Stock for each 4 to 10 shares of issued Common Stock held by that stockholder immediately prior to the Effective Time. The exact split ratio within the 1-for-4 to 1-for-10 range will be determined by the Board of Directors prior to the Effective Time and will be publicly announced by the Company. The Reverse Stock Split Amendment will not change the authorized number of shares of Common Stock or Preferred Stock of the Company or the par value of the Common Stock or Preferred Stock. The Company does not currently have any plan, agreement or understanding to issue any of the increased number of authorized but unissued shares of Common Stock or Preferred Stock that will result if the reverse stock split is effected. As described in Proposal Four, the Company is separately proposing to increase the number of authorized shares of the Company’s Common Stock from 240,000,000 shares to 350,000,000 shares in order to ensure that sufficient shares of Common Stock are available for the Company’s financing and general corporate purposes. Neither Proposal Four nor this Proposal Five is conditioned upon or subject to approval of the other.

The Board of Directors believes that stockholder approval of an exchange ratio range (rather than an exact exchange ratio) provides the Board with appropriate flexibility to achieve the purposes of the reverse stock split. If the stockholders approve this proposal, the Board would effect the reverse stock split and cause the Reverse Stock Split Amendment to the Company’s Certificate of Incorporation to be filed with the Secretary of State of the State of Delaware only if the Board determines that the reverse stock split would be in the best interests of the Company and its stockholders. The Board may determine in its discretion not to effect any reverse stock split and not to file the Reverse Stock Split Amendment if, for example, the exchange required market capitalization is not attained. No further action on the part of the stockholders will be required to either implement or abandon the reverse stock split.

Reverse Stock Split

The Common Stock is traded on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “INSV.” The closing price of the Common Stock on the OTCBB on May 23, 2014, was $0.15 and during the period January 1, 2013 through May 23, 2014 ranged from a low of $0.15 to a high of $0.36.

The Company may determine that it is in the stockholders’ best interests to list on a major stock exchange such as the NYSE MKT Equities (“NYSE MKT”) market or NASDAQ Stock Market (“NASDAQ”). Many major stock exchanges, including NYSE MKT and NASDAQ, have listing criteria that require companies to satisfy minimum closing prices over a threshold amount in order to gain or maintain listing eligibility. NYSE MKT and NASDAQ, for example, currently require that a company’s common stock have a closing price that is greater than or equal to $2.00 or $3.00 per share (depending on other applicable listing criteria) in order to list on their exchange. The reverse stock split would give the Company additional flexibility and ability to reach these levels.

In addition to increasing the per share price of the Common Stock to be listed on a major stock exchange, the Board of Directors also believes that the reverse stock split would, if completed, make the Common Stock more attractive to a broader range of institutional and other investors, as the Company has been advised that the current market price of the Common Stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher, which can also reduce interest in the Common Stock.

The Board of Directors is aware that reverse stock splits of stocks with a low per share price in the absence of buying demand can result in selling pressure that drives the total market capitalization of the Company lower. To mitigate that risk, the Board of Directors intends to take into account the buying demand for the Company’s stock driven by positive events such as the:

•	successful filing of a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) for marketing approval of BromSite;

•	closing of a significant financing;

•	completion of a significant partnership agreement for one or more of our product candidates; and

•	positive results from future Phase 3 clinical trials for AzaSite Plus and/or DexaSite.

Reducing the number of issued and outstanding shares of Common Stock through the reverse stock split is intended, absent other factors, to increase the per share market price of the Common Stock. However, other factors, such as the Company’s clinical results, financial results, business performance, the status of current or new product partnering arrangements, market conditions and the market perception of the Company’s business, may harm the market price of the Common Stock. As a result, there can be no assurance that the reverse stock split, if completed, will result in the intended benefits described above, that the market price of the Common Stock will increase following the reverse stock split, that the market price of the Common Stock will remain at such higher value for any significant length of time, or that the overall market capitalization of the Company will increase or even be maintained.

Board Discretion to Implement the Reverse Stock Split

Upon receipt of stockholder approval, the Board of Directors, in its discretion prior to July 16, 2015, may or may not elect to effect a reverse stock split within the authorized range of ratios. The Company believes the availability of a range of reverse stock split ratios will provide it with the flexibility to implement the reverse stock split in a manner designed to maximize the anticipated benefits for the Company and the Company’s stockholders. In determining the reverse stock split ratio to implement, if any, following the receipt of stockholder approval, the Board may consider, among other factors:

•	the historical trading price and trading volume of the Common Stock;

•	the then-prevailing trading price and trading volume of the Common Stock and the anticipated impact of the reverse stock split on the trading market for the Common Stock;

•	the Company’s satisfaction of the requirements, and ability, to list on a major stock exchange including a stable exchange-required market capitalization; and

•	prevailing general market conditions.

No further action on the part of stockholders will be required to either implement or abandon the reverse stock split. If the proposal is approved by stockholders and the Board determines to implement the reverse stock split, the Company would communicate to the public, prior to the Effective Time of the reverse stock split, additional details regarding the reverse stock split (including the final reverse stock split ratio, as determined by the Board of Directors). The Board of Directors reserves the right to elect not to proceed with the reverse stock split if it determines, in its sole discretion, that the proposal is no longer in the best interests of the Company or its stockholders. The Board is asking stockholders to approve this proposal in order to grant the Board the flexibility to move forward with a reverse stock split prior to July 16, 2015.

Certain Risks Associated with the Reverse Stock Split

There can be no assurance that following the reverse stock split the market price of the Common Stock will increase in proportion to the reduction in the number of shares of the Common Stock issued and outstanding before the proposed reverse stock split. Even if the Company effects a reverse stock split, the market price of the Common Stock and the Company’s market capitalization may decrease due to the reverse stock split or for other reasons related to the Company or the Company’s industry, the economy or the stock market in general.

Impact of the Proposed Reverse Stock Split If Implemented

The reverse stock split would affect all of the Company’s stockholders uniformly and would not affect any stockholder’s percentage ownership interest or proportionate voting power, except to the extent that the reverse stock split could result in any of the Company’s stockholders receiving cash in lieu of a fractional share. As described below, stockholders otherwise entitled to fractional shares as a result of the reverse stock split will receive cash payments in lieu of such fractional shares. These cash payments will reduce the number of post-reverse stock split stockholders to the extent there are presently stockholders who would otherwise receive less than one share of the Common Stock after the reverse stock split. The other principal effects of the reverse stock split will be that:

•	the number of issued and outstanding shares of Common Stock (and shares held in treasury) will be reduced proportionately based on the final reverse stock split ratio as determined by the Board;

•

based on the final reverse stock split ratio, the per share exercise price of all outstanding option awards will be increased proportionately and the number of shares of Common Stock issuable upon the exercise of all outstanding option awards will be reduced proportionately. These adjustments will result in approximately the same aggregate exercise price being required to be paid for all outstanding option awards upon exercise, although the aggregate number of shares issuable upon the exercise of such option awards will be reduced proportionately following the reverse stock split;

•

the number of shares reserved for issuance and any maximum number of shares with respect to which equity awards may be granted to any participant under the Company’s equity-based compensation plans will be reduced proportionately based on the final reverse stock split ratio; and

•

the reverse stock split will likely increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots may experience an increase in the cost of selling their shares and may have greater difficulty in executing sales.

Although the number of outstanding shares of the Common Stock would decrease following any implementation of the proposed reverse stock split, the Board does not intend for the reverse stock split to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Fractional Shares

Fractional shares will not be issued in connection with the reverse stock split. Stockholders who would otherwise hold fractional shares because the number of shares of Common Stock they hold before the reverse stock split is not evenly divisible by the split ratio selected by the Board will receive cash (without interest) in lieu of such fractional shares in an amount equal to the product obtained by multiplying (a) the closing price per share of the Common Stock as reported on the OTCBB as of the Effective Time of the reverse stock split, by (b) the fraction of one share owned by the stockholder. The ownership of a fractional share interest will not give the holder any voting, dividend or other rights, except to receive the above-described cash payment. No transaction costs will be assessed on the sale. However, the proceeds will be subject to certain taxes as discussed below. In addition, stockholders will not be entitled to receive interest for the period of time between the reverse stock split and the date stockholders receive payment for the cashed-out fractional shares.

After the reverse stock split, a stockholder will have no further interest in the Company with respect to their cashed-out fractional shares. A person otherwise entitled to a fractional interest will not have any voting, dividend or other rights except to receive payment as described above. If you believe that you may not hold sufficient shares of the Common Stock at the effective date of the reverse stock split to receive at least one share in the reverse stock split and you want to continue to hold the Common Stock after the split, you may do so by either:

•	purchasing a sufficient number of shares of the Common Stock; or

•

if you have shares of the Common Stock in more than one account, consolidating your accounts, so that in each case you hold a number of shares of the Common Stock in your account prior to the reverse stock split that would entitle you to receive at least one share of the Common Stock on a post-reverse stock split basis. Shares of Common Stock held in registered form (that is, stock held by you in your own name in the Company’s stock register records maintained by the Company’s transfer agent) and stock held in “street name” (that is, stock held by you through a bank, broker or other nominee) for the same investor will be considered held in separate accounts and will not be aggregated when effecting the reverse stock split.

Effect on Registered and Beneficial Stockholders

Upon the reverse stock split, the Company intends to treat stockholders holding shares of the Common Stock in “street name” (that is, held through a bank, broker or other nominee) in the same manner as registered stockholders whose shares of the Common Stock are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding shares of the Common Stock in “street name;” however, these banks, brokers or other nominees may apply their own specific procedures for processing the reverse stock split. If you hold your shares of the Common Stock with a bank, broker or other nominee, and have any questions in this regard, the Company encourages you to contact your nominee.

Effect on Registered “Book-Entry” Stockholders

The Company’s registered stockholders may hold some or all of their shares electronically in book-entry form. These stockholders will not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with a statement reflecting the number of shares of the Common Stock registered in their accounts.

•

If you hold registered shares of the Common Stock in a book-entry form, you do not need to take any action to receive your post-reverse stock split shares of the Common Stock in registered book-entry form or your cash payment in lieu of any fractional interest, if applicable.

•

If you are entitled to post-reverse stock split shares of the Common Stock, a transaction statement will automatically be sent to your address of record as soon as practicable after the Effective Time indicating the number of shares of the Common Stock you hold.

•

If you are entitled to a payment in lieu of any fractional interest, a check will be mailed to you at your registered address as soon as practicable after the Effective Time. By signing and cashing this check, you will warrant that you owned the shares of the Common Stock for which you received a cash payment.

Effect on Registered Certificated Shares

Some registered stockholders hold their shares of the Common Stock in certificate form or a combination of certificate and book-entry form. If any of your shares of the Common Stock are held in certificate form, you will receive a transmittal letter from the Company’s transfer agent as soon as practicable after the Effective Time, if any. The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate representing the pre-reverse stock split shares of the Common Stock for a new certificate representing your post-reverse stock split shares of the Common Stock, together with any payment of cash in lieu of fractional shares to which you are entitled.

Beginning on the effective date of the reverse stock split and until surrendered to the Company as contemplated herein, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. If you are entitled to a payment in lieu of any fractional share interest, payment will be made as described above under “Fractional Shares.”

STOCKHOLDERS SHOULD NOT DESTROY ANY SHARE CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Accounting Consequences

The par value per share of the Common Stock will remain unchanged at $0.01 per share after the reverse stock split. As a result, on the Effective Date of the reverse stock split, if any, the stated capital on the Company’s balance sheet attributable to the Common Stock will be reduced proportionately based on the final reverse stock split ratio determined by the Board, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. After the reverse stock split, net income or loss per share, and other per share amounts will be increased because there will be fewer shares of the Common Stock outstanding. In future financial statements, net income or loss per share and other per share amounts for periods ending before the reverse stock split would be recast to give retroactive effect to the reverse stock split. As described above under “Impact of the Proposed Reverse Stock Split If Implemented,” the per share exercise price of outstanding option awards would increase proportionately, and the number of shares of the Common Stock issuable upon the exercise of outstanding options would decrease proportionately, in each case based on the final reverse stock split ratio. The Company does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

Stockholders will not have dissenters’ or appraisal rights under Delaware corporate law or under the Company’s Certificate of Incorporation in connection with the proposed reverse stock split.

Amendment to Certificate of Incorporation

The form of the proposed Reverse Stock Split Amendment is attached to this Proxy Statement as Annex B. If the reverse stock split is completed, the Reverse Stock Split Amendment will effect a reverse stock split of the Common Stock at the ratio selected by the Board in its discretion and previously publicly announced by the Company (prior to the filing of the certificate of amendment with the Secretary of State of the State of Delaware), prior to July 16, 2015, following the receipt of stockholder approval. As of May 23, 2014, 131,951,033 shares of the Common Stock were issued and outstanding.

Procedure for Effecting Reverse Stock Split

If the stockholders approve the proposal and the Board decides to implement the reverse stock split, the reverse stock split will become effective at the Effective Time. Beginning at the Effective Time, each certificate representing pre-reverse stock split shares of the Common Stock will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares of the Common Stock.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following is a discussion of certain material U.S. federal income tax consequences of the reverse stock split to U.S. holders (as defined below). This discussion is included for general information purposes only and does not purport to address all aspects of U.S. federal income tax law that may be relevant to U.S. holders in light of their particular circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and current Treasury regulations, administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

All stockholders are urged to consult with their own tax advisors with respect to the tax consequences of the reverse stock split. This discussion does not address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, U.S. holders whose functional currency is not the U.S. dollar, partnerships (or other flow-through entities for U.S. federal income purposes and their partners or members), persons who acquired their shares in connection with employment or other performance of services, broker-dealers, foreign entities, nonresident alien individuals and tax-exempt entities. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a “capital asset,” as defined in Section 1221 of the Code.

As used herein, the term “U.S. holder” means a holder that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect to be treated as a U.S. person.

Other than the cash payments for fractional shares discussed above, no gain or loss should be recognized by a U.S. holder upon the exchange of pre-reverse stock split shares for post-reverse stock split shares. The aggregate tax basis of the post-reverse stock split shares should be the same as the aggregate tax basis of the pre-reverse stock split shares exchanged in the reverse stock split, reduced by any amount allocable to a fractional share for which cash is received. A stockholder’s holding period in the post-reverse stock split shares should include the period during which the stockholder held the pre-reverse stock split shares exchanged in the reverse stock split.

In general, the receipt of cash by a U.S. holder instead of a fractional share should be treated as a taxable event. The amount and character of the income, gain or loss to be recognized by a U.S. holder will depend on the facts relating to the reverse stock split and the individual circumstances of such U.S. holder.

Required Vote

The affirmative vote of holders of a majority of the outstanding shares of the Common Stock entitled to vote at the Annual Meeting is required to approve the Company’s proposal to (a) authorize the Board to effect, in its discretion prior to July 16, 2015, a reverse stock split of the outstanding Common Stock, par value $0.01, of the

Company, at a reverse stock split ratio ranging from 1-for-4 to 1-for-10, as determined by the Board and publicly announced by the Company, and (b) adopt the Reverse Stock Split Amendment in the form attached to this Proxy Statement as Annex B, to effect the reverse stock split, subject to the Board’s authority to abandon such amendment.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR this proposal.

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation earned by our principal executive officer, our principal financial officer and our three other executive officers serving at December 31, 2013. These individuals are listed in the “Summary Compensation Table” below and referred to as the “Named Executive Officers”.

Our executive officer compensation program is determined and approved by the Compensation Committee. None of the Named Executive Officers are members of the Compensation Committee or otherwise had any role in determining the compensation of the other Named Executive Officers, except that the Compensation Committee does consider the recommendations of our CEO in setting compensation levels for the Named Executive Officers other than the CEO.

Say-on-Pay Votes

In 2011, our stockholders voted on an advisory resolution approving the compensation of our Named Executive Officers, which was approved by approximately 77% of the votes cast on the proposal. Despite only minor changes to our executive compensation program in 2012 and 2013, the advisory resolution approving the compensation of our Named Executive Officers received approximately 49% and 38% approval, respectively, at our 2012 and 2013 annual meetings. In response to the results of these advisory say-on-pay votes, in both 2012 and 2013, we reached out to a significant number of our large, institutional stockholders to gain insight into their perspective regarding our executive compensation programs and policies. We learned that our stockholders were motivated to vote against our say-on-pay proposals more as a way of expressing their disappointment in our recent stock price performance than due to particular or specific disapproval of our overall executive compensation program or policies. The feedback from these engagements was shared with and considered by management, as well as the Compensation Committee. The Compensation Committee also engaged Radford, a global provider of compensation intelligence and consulting services to the technology and life sciences sectors, to develop and provide a customized report that reviewed in detail our executive compensation practices (including base salary, cash bonus and equity compensation components) as compared to our peer group of companies with respect to our executive compensation program for 2013 and 2014. For 2013, in tandem with its review and analysis of the Radford report, the Compensation Committee also analyzed relevant data available in the Advanced-HR Database. In light of its analysis of those surveys and discussions, and based on its understanding of the feedback provided by our stockholders, the Compensation Committee re-examined, and made certain changes to, our compensation program, including setting compensation component levels and incentive award opportunities for each of 2013 and 2014, taking into account the percentile analysis presented in the Radford report and, for 2013, other data from the Advanced-HR Database.

The Compensation Committee also examined current views on corporate governance “best practices” and determined to what extent changes and enhancements to our compensation practices would be in the best interests of the Company and our stockholders. The Compensation Committee continues to believe that our core compensation program closely aligns pay and performance, but has also made certain changes to our program with respect to 2014 executive compensation levels, in order to more fully align our executive compensation practices with those of peer companies as presented in the Radford report.

Executive Officer Compensation Program Objectives and Overview

The Compensation Committee’s principal goals in making its executive officer compensation decisions are:

•

to help ensure that there exists an appropriate relationship between executive pay and our performance, as well as the creation of stockholder value, measured through the achievement of established long-term strategic goals and initiatives;

•	to attract, motivate and retain key executives in the face of competition within the biotechnology industry for qualified personnel; and

•	to align the compensation interests of our executive officers with the investment interests of our stockholders.

Our current executive officer compensation program is based on three components, which are designed to be consistent with our compensation philosophy: (1) base salary, (2) annual incentive bonuses and (3) long-term equity incentive awards that are generally subject to time-based vesting requirements. We also provide each Named Executive Officer with severance benefits if the executive’s employment terminates under certain circumstances. In structuring Named Executive Officer compensation packages, the Compensation Committee considers how each component attracts, retains and motivates the best possible executive talent. We do not provide any material perquisites or personal benefits to our Named Executive Officers.

Base salaries and severance benefits are primarily intended to attract and retain highly qualified executives. Annual incentive bonuses are primarily intended to motivate the Named Executive Officers to achieve specific strategic and operating objectives for that year. Long-term equity incentive awards are primarily intended to align the Named Executive Officers’ long-term compensation interests with our stockholders’ long-term investment interests. In this way, these elements of our Named Executive Officer compensation program are designed to reward performance and thus the creation of stockholder value. We also believe that competitive annual incentive bonuses and equity incentives help us attract and retain top executives.

As part of our annual review of our Named Executive Officer compensation program, the Compensation Committee generally reviews Radford surveys of compensation paid to similarly situated executive officers in the technology and biotechnology industries in the San Francisco Bay area and, for 2013, the Compensation Committee also reviewed other comparative reports based on Advanced-HR Database information. In connection with the results of our 2012 and 2013 say-on-pay votes, the Compensation Committee engaged Radford to develop and provide a significantly more detailed and customized Radford report and, for 2013, also analyzed related Advanced-HR Database information. While, historically, the Compensation Committee has not “benchmarked” compensation against survey data, in setting 2013 and 2014 compensation levels for the Named Executive Officers, the Compensation Committee carefully considered the percentile information presented in the Radford report and other available data. As discussed below, however, the Compensation Committee considers a number of factors in making its decisions and uses this market data, including certain relevant percentile “benchmark” information with respect to peer companies, as a general reference point. The Compensation Committee did not otherwise engage any independent consultants in 2013.

2013 Named Executive Officer Compensation Program Elements

Base Salaries

The base salaries of the Named Executive Officers are reviewed by the Compensation Committee on an annual basis, as well as at the time of a promotion or other material change in responsibility. Any increases in base salary are based on an evaluation of the particular individual’s performance and base salaries of similarly situated executives at comparable companies based on data from the Radford surveys and other comparative reports, as well as the individual’s importance to our future plans.

In reviewing the base salaries for each of the Named Executive Officers for 2013, the Compensation Committee took into account:

•	the individual’s performance against our corporate performance goals;

•	the individual’s particular experience in the biotechnology or pharmaceutical industries;

•	the scope of the executive’s responsibilities and the executive’s importance in achieving our business goals; and

•

the base salary data for similarly situated executives (in other words, position, experience and responsibilities) based on data from the customized Radford report prepared for the Compensation Committee.

Based on its review of these factors, the Compensation Committee approved a 3.6% annual base salary rate increase for each of the Named Executive Officers as follows: changing Mr. Ruane’s annual base salary from $367,500 to $380,700 for 2013; changing Mr. Drapeau’s annual base salary from $255,000 to $264,200 for 2013; changing Dr. Bowman’s annual base salary from $279,903 to $290,003 for 2013; changing Dr. Hosseini’s annual base salary from $335,225 to $347,325 for 2013; and changing Mr. Patel’s annual base salary from $228,145 to $236,345 for 2013. In determining these 2013 base salary rates, the Compensation Committee also evaluated base salary freezes in effect between 2009 and 2011 for the Named Executive Officers and the fact that the company does not offer participation in an employee stock purchase plan.

Annual Incentive Bonuses

The InSite Vision Incorporated 2013 Bonus Plan (the “Bonus Plan”) provides incentive opportunities (or bonuses) each year for our employees, including each of the Named Executive Officers. Each participant in the Bonus Plan has a target bonus percentage that is expressed as a percentage of the participant’s annual base salary. The Bonus Plan provides that the target bonus percentages for all participants are aggregated to determine our “on-target” bonus pool. The actual bonus pool for participants in the Bonus Plan is determined based on our achievement of specific performance goals established by the Compensation Committee for the bonus year. The participant’s actual bonus payout is then subject to increase or decrease based on subjective evaluation of the participant’s individual performance during the year in meeting such performance goals. In the case of the Named Executive Officers, the Compensation Committee evaluates each participant’s individual performance and determines his or her final bonus payout after the end of the year.

For 2013, based on base salary levels, the Compensation Committee established a target bonus percentage of 75% for Mr. Ruane, 40% for Mr. Drapeau, and 35% for each of the other Named Executive Officers. In determining the target bonus levels for the Named Executive Officers, the Compensation Committee specifically considered its policy to pay for performance by generally establishing base salaries below market median with above-market incentive opportunities that, together, give the Named Executive Officers the opportunity to achieve market-competitive total pay, based on performance.

The Compensation Committee established 25 specific corporate goals to measure our performance for 2013 with each goal weighted between 2% and 10% of the total bonus opportunity. The material goals (collectively weighted approximately 73%) were: (1) completing the first Phase 3 clinical trials for AzaSite Plus/DexaSite and BromSite (6%); (2) completing patient enrollment by the end of 2013 for the second BromSite Phase 3 clinical trial and ISV-101 Phase 1 clinical trial (12%); (3) determining a development pathway for AzaSite Plus and DexaSite with the FDA (15%); (4) restructuring the license agreement with Merck (10%); (5) monetizing the Besivance royalty (5%); (6) developing a financing plan (3%); (7) receiving favorable judgments from the lawsuits with the University of California, San Francisco and Sandoz, Inc. (5%); (8) finalizing a plan regarding the company’s debt (10%); (9) meeting the approved 2013 budget (5%); and (10) and re-negotiating our facility lease (2%). The amount of the actual bonus pool with respect to each performance goal could range from 0% to 100% of the on-target bonus pool for that goal based on the date (if any) by which that particular goal was attained or, in the case of financial performance metrics, our actual performance as compared with the pre-established goals.

The Compensation Committee has evaluated our performance with respect to each of the 25 corporate goals established for the Bonus Plan and has deferred a final decision as to the amount and timing of bonus payments to the Named Executive Officers for 2013.

Long-Term Equity Incentive Awards

Our policy is that the long-term compensation of our Named Executive Officers should be directly linked to the value provided to stockholders. Therefore, we have historically made annual grants of stock options to provide further incentives to our executives to increase stockholder value. The Compensation Committee bases its award grants to our executives under the 2007 Plan on a number of factors, including:

•	the executive’s position with us and his or her total compensation package;

•	the executive’s performance of his or her individual responsibilities;

•	the equity participation levels of comparable executives at comparable companies; and

•	our achievement of our business objectives and the executive’s contribution to those achievements.

In addition, the size, frequency and type of long-term incentive grants may be determined on the basis of tax consequences of the grants to the individual and the Company, accounting impact and potential dilution effects.

Our stock option grants to the Named Executive Officers had an exercise price that was equal to the closing price of our Common Stock on the grant date. Thus, these executives will only realize value on their stock options if our stockholders realize value on their shares above that closing price. The stock options also function as a retention incentive for executives as they vest ratably over the four-year period after the date of grant.

The Compensation Committee approved the grant of an option to each Named Executive Officer in January 2013, as further detailed below in the “2013 Grants of Plan-Based Awards” table. The number of options granted was based on each Named Executive Officer’s level within the company, as described above. The options granted for each level were also based upon our performance and grant levels for executives at comparable companies from the Radford survey referenced above.

In addition, in December 2012, Mr. Ruane’s December 2010 grant of an option to purchase 2,844,374 shares of Common Stock was cancelled for the purpose of correcting a technical violation of the 2007 Plan. On December 27, 2012 and January 2, 2013, Mr. Ruane was granted an option to purchase 1,100,000 and 244,374 shares of Common Stock, respectively, under the 2007 Plan. With respect to the January 2, 2013 grant (which is included the “2013 Summary Compensation Table” and “2013 Grants of Plan-Based Awards” table below because it was granted during 2013), the per-share exercise price was equal to the cancelled option’s original exercise price ($0.35), which exercise price exceeded the closing price of a share of Common Stock on the grant date ($0.32). With respect to the cancellation and re-grant of Mr. Ruane’s original December 2010 option, the re-granted options vest according to the original December 1, 2010 grant schedule.

Severance Benefits

We believe that severance protections can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for certain eligible employees, including each of the Named Executive Officers under our Severance Plan (the “Severance Plan”). The Compensation Committee evaluates the level of severance benefits, if any, to provide to a Named Executive Officer on a case-by-case basis, and in general, we consider these severance protections an important part of an executive’s compensation.

As described in more detail under “Potential Payments Upon Termination or Change in Control” below, Named Executive Officers are generally entitled to severance benefits under the Severance Plan in the event of a termination of employment by us without cause. We have determined that it is appropriate to provide these executives with severance benefits in the event of an involuntary termination of the executive’s employment in light of their positions with us and as part of their overall compensation package.

In addition, we believe that the occurrence, or potential occurrence, of a change in control transaction may create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage the Named Executive Officers to remain employed with us and focus on their duties to us, and free from unnecessary personal distraction, during an important time when their prospects for continued employment following the transaction are often uncertain, we provide the Named Executive Officers with enhanced severance benefits under the Severance Plan if the executive’s employment is terminated by us without cause or by the executive for good reason in connection with a change in control. Because we believe that a termination by an executive for good reason is conceptually the same as a termination by us without cause, and because we believe that in the context of a change in control, potential acquirers would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances.

We generally do not believe that the Named Executive Officers should be entitled to severance benefits merely because a change in control transaction occurs. The payment of cash severance benefits is generally only triggered by an actual or constructive termination of employment.

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-held companies for compensation exceeding $1 million paid to their chief executive officers and certain other executive officers unless certain performance and other requirements are met. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers. However, we reserve the right to design program elements that recognize a full range of performance criteria important to our success, even where the compensation paid under such elements may not be deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to executive officers is reasonable, performance-based and consistent with our goals and those of our stockholders.

COMPENSATION COMMITTEE REPORT (1)

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the three non-employee directors named at the end of this report, each of whom is “independent” as defined by the NYSE MKT Rules.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement and the Form 10-K, as amended. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement to be filed with the SEC in connection with the 2014 Annual Meeting and the Form 10-K, as amended, filed with the SEC.

Compensation Committee of the Board of Directors
Anthony J. Yost (Chairman)
Robert O’Holla
Craig Tooman

(1)	Unless we specifically state otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act or the Exchange Act.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear under the Compensation Committee Report above were committee members throughout the 2013 fiscal year. No member of the Compensation Committee is or at the relevant time was a former or current executive officer of the company or had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during the fiscal year ended December 31, 2013.

2013 SUMMARY COMPENSATION TABLE

The following table presents information regarding compensation of the Named Executive Officers for services rendered during 2013, 2012 and 2011.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($)(1) (f)	Non-Equity Incentive Plan Compensation ($)(2) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(3) (i)	Total ($) (j)
Timothy Ruane	2013	380,700	—	—	224,523	—	—	1,360	606,582
Chief Executive Officer and Member of the Board	2012	367,500	—	—	137,420	250,800	—	1,360	757,080
	2011	350,000	—	—	—	267,671	—	96,978	714,649

Louis Drapeau (4)	2013	264,200	—	—	66,450	—	—	3,525	334,175
Vice President, Chief Financial Officer	2012	255,000	—	—	69,480	72,000	—	3,525	400,005
	2011	255,000	—	—	75,150	78,007	—	—	408,157

Lyle M. Bowman, Ph.D.	2013	290,003	—	—	49,838	—	—	3,196	343,037
Vice President, Development	2012	279,903	—	—	52,110	72,000	—	3,196	407,209
	2011	271,750	—	—	50,100	81,525	—	970	404,345

Kamran Hosseini, M.D., Ph.D.	2013	347,325	—	—	71,988	—	—	1,360	420,673
Vice President, Clinical & Regulatory Affairs and Chief Medical Officer	2012	335,225	—	—	86,850	91,500	—	1,360	514,935
	2011	275,000	—	—	62,625	82,500	—	360	420,485

Surendra Patel	2013	236,345	—	—	38,763	—	—	2,368	277,476
Vice President, Operations & Quality	2012	228,145	—	—	52,185	60,800	—	2,368	343,498
	2011	221,500	—	—	50,100	66,450	—	1,135	339,185

(1)	In accordance with SEC rules, the amounts reported in column (f) of the table above for 2013 reflect the aggregate grant date fair value of option awards granted during each of 2013, 2012 and 2011 in accordance with FASB ASC Topic 718. We have not granted any equity-based awards other than stock options to Named Executive Officers during 2013. For a discussion of the assumptions and methodologies used to value the awards reported in column (f), please see the discussion of option awards contained in Note 12, Stock-Based Compensation, in the Notes to the Consolidated Financial Statements in Item 8 of Part II of the Form 10-K (or, for years prior to 2013, the corresponding note in the Annual Report on Form 10-K for the applicable fiscal year). For information about the option awards granted to the Named Executive Officers for 2013, please see the discussion under “2013 Grants of Plan-Based Awards” below.
(2)	The figures to be reported in column (h) for 2013 are intended to reflect the annual performance bonuses that the Named Executive Officers earned for 2013. As described in the “Compensation Discussion and Analysis” above, the Named Executive Officers were eligible for performance bonuses to be paid in 2014 in connection with their contributions to the company in 2013. For the 2013 performance bonus payable in 2014, the Compensation Committee has evaluated our performance with respect to the applicable goals established for the Bonus Plan and has deferred a final decision as to the amount and timing of the payments to the Named Executive Officers under the Bonus Plan.
(3)	The amounts reported in column (i) for 2013 represent our payments of group term life insurance and long-term disability insurance premiums on behalf of each Named Executive Officer. We are not the beneficiary of the life insurance or long-term disability policies, and the premiums we pay are taxable as income to the applicable officer.
(4)	For 2011, Mr. Drapeau was employed and compensated for a 30 hour work week. In February 2012, Mr. Drapeau became a full time employee of the company.

2013 GRANTS OF PLAN-BASED AWARDS

The following table presents information regarding the incentive bonus and equity incentive awards granted to the Named Executive Officers for 2013.

Name (a)	Grant Date (b)	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($)(1) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)
Timothy Ruane (2)	N/A	—	285,525	—	—	—	—	—	—	—	—
	1/24/2013	—	—	—	—	—	—	—	745,000	0.32	165,018
	1/2/2013	—	—	—	—	—	—	—	244,374	0.35	59,505
Louis Drapeau	N/A	—	105,680	—	—	—	—	—	—	—	—
	1/24/2013	—	—	—	—	—	—	—	300,000	0.32	66,450
Lyle M. Bowman, Ph.D	N/A	—	101,501	—	—	—	—	—	—	—	—
	1/24/2013	—	—	—	—	—	—	—	225,000	0.32	49,838
Kamran Hosseini, M.D., Ph.D.	N/A	—	121,564	—	—	—	—	—	—	—	—
	1/24/2013	—	—	—	—	—	—	—	325,000	0.32	71,988
Surendra Patel	N/A	—	82,721	—	—	—	—	—	—	—	—
	1/24/2013	—	—	—	—	—	—	—	175,000	0.32	38,763

(1)	The amounts reported in column (l) reflect the fair value of these stock option awards on the grant date as determined under FASB ASC Topic 718. For the assumptions and methodologies used to value the awards reported in column (l), please see footnote (1) to the 2013 Summary Compensation Table.
(2)	On December 1, 2010, Mr. Ruane was hired as Chief Executive Officer and granted an option to purchase 2,844,374 shares of our Common Stock under the 2007 Plan. For the purpose of correcting a technical violation of the Company’s 2007 Plan, 1,344,374 shares subject to this grant were cancelled on December 27, 2012, and on December 27, 2012 and January 2, 2013, Mr. Ruane was granted an option to purchase 1,100,000 and 244,374 shares of our Common Stock, respectively, under the 2007 Plan.

Description of Plan-Based Awards

Each of the options reported in the 2013 Grants of Plan-Based Awards Table was granted under, and is subject to the terms of the 2007 Plan. The 2007 Plan is administered by the Compensation Committee. The Compensation Committee has the authority to interpret the 2007 Plan’s provisions and make all required determinations under it. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the 2007 Plan are generally only transferable to a beneficiary of a Named Executive Officer upon his or her death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions, are not made for value.

Under the terms of the 2007 Plan, if we dissolve or if we complete a merger, a sale of substantially all of our assets or any other transaction that we do not survive (or do not survive as a publicly-traded company), all then-outstanding awards granted under the 2007 Plan (including awards held by the Named Executive Officers) will generally become fully vested and, in the case of options, exercisable, unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation of the outstanding awards by our successor in the applicable transaction. Any options that become vested in connection with such a transaction generally must be exercised prior to the transaction, or they will be canceled in exchange for the right to receive a cash payment in connection with the transaction.

Each option reported in the table above was granted with a per-share exercise price equal to the fair market value of a share of our Common Stock on the grant date. For these purposes, and in accordance with our option grant practices, the fair market value is equal to the closing price of a share of our Common Stock on the applicable grant date. Each of these options is scheduled to vest as to 25% of the shares covered by the option on the first anniversary of the grant date and as to the remaining 75% of the shares in daily installments over the three-year period thereafter. However, with respect to the cancellation and re-grant of Mr. Ruane’s original December 1, 2010 option (as described in footnote 2), the re-granted options vest according to the original December 1, 2010 grant schedule.

Once vested, each option will generally remain exercisable until its normal expiration date. Each of the options granted to the Named Executive Officers in 2013 has a term of ten years. However, vested options may expire earlier in connection with a change in control transaction or a termination of the Named Executive Officer’s employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the option will immediately terminate upon a termination of the Named Executive Officer’s employment. The Named Executive Officer will generally have three months to exercise the vested portion of the option following a termination of his or her employment or for a longer period if such termination is in connection with a change in control of the Company. This period is extended to 12 months if the termination was a result of the Named Executive Officer’s death or disability. The options granted to Named Executive Officers during 2013 do not include any dividend rights.

The terms of the “non-equity incentive plan” awards reflected in the 2013 Grants of Plan-Based Awards Table are described in the “Compensation Discussion and Analysis” above.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

The following table presents information regarding the outstanding stock options held by each of the Named Executive Officers as of December 31, 2013, including the vesting dates for the portions of these options that had not vested as of that date. None of the Named Executive Officers held any outstanding stock awards as of that date.

Name (a)	Option Grant Date (b)	Number of Securities Underlying Unexercised Options Exercisable (#) (c)	Number of Securities Underlying Unexercised Options Unexercisable (#) (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)
Timothy Ruane	1/24/2013	—	745,000	(1)	0.32	1/24/2023
	1/2/2013	188,353	56,021	(2)	0.35	1/2/2020
	12/27/2012	847,833	252,167	(2)	0.35	12/1/2020
	1/27/2012	192,602	207,398	(3)	0.50	1/27/2022
	12/1/2010	1,156,135	343,865	(2)	0.35	12/1/2020
Louis Drapeau	1/24/2013	—	300,000	(1)	0.32	1/24/2023
	1/27/2012	96,301	103,699	(3)	0.50	1/27/2022
	1/21/2011	220,757	79,243	(4)	0.36	1/21/2021
	4/1/2010	375,091	24,909	(5)	0.42	4/1/2020
	2/17/2009	400,000	—		0.20	2/17/2019
	10/28/2008	300,000	—		0.36	10/28/2018
	10/15/2007	50,000	—		1.20	10/15/2017
Lyle M. Bowman, Ph.D.	1/24/2013	—	225,000	(1)	0.32	1/24/2023
	1/27/2012	72,226	77,774	(3)	0.50	1/27/2022
	1/21/2011	147,171	52,829	(4)	0.36	1/21/2021
	4/1/2010	187,545	12,455	(5)	0.42	4/1/2020
	2/17/2009	200,000	—		0.20	2/17/2019
	5/2/2007	80,000	—		1.59	5/2/2017
	2/1/2006	80,000	—		1.50	2/1/2016
	6/1/2005	175,000	—		0.63	6/1/2015
	6/1/2004	40,000	—		0.75	6/1/2014
	3/30/2004	20,000	—		0.88	3/30/2014
Kamran Hosseini, M.D., Ph.D.	1/24/2013	—	325,000	(1)	0.32	1/24/2023
	1/27/2012	120,376	129,624	(3)	0.50	1/27/2022
	1/21/2011	183,964	66,036	(4)	0.36	1/21/2021
	4/1/2010	281,318	18,682	(5)	0.42	4/1/2020
	2/17/2009	300,000	—		0.20	2/17/2019
	3/24/2008	40,000	—		0.60	3/24/2018
Surendra Patel	1/24/2013	—	175,000	(1)	0.32	1/24/2023
	1/27/2012	72,226	77,774	(3)	0.50	1/27/2022
	1/21/2011	147,171	52,829	(4)	0.36	1/21/2021
	4/1/2010	140,659	9,341	(5)	0.42	4/1/2020
	2/17/2009	150,000	—		0.20	2/17/2019
	6/2/2008	40,000	—		0.66	6/2/2018

(1)	Each of these options is scheduled to vest as to 25% of the shares covered by the option on January 24, 2014 and as to the remaining 75% of the shares in daily installments over the three-year period thereafter.
(2)	Each of these options is scheduled to vest as to 25% of the shares covered by the option on December 1, 2011 and as to the remaining 75% of the shares in daily installments over the three-year period thereafter.
(3)	Each of these options is scheduled to vest as to 25% of the shares covered by the option on January 27, 2013 and as to the remaining 75% of the shares in daily installments over the three-year period thereafter.

(4)	Each of these options is scheduled to vest as to 25% of the shares covered by the option on January 21, 2012 and as to the remaining 75% of the shares in daily installments over the three-year period thereafter.
(5)	Each of these options is scheduled to vest as to 25% of the shares covered by the option on April 1, 2011 and as to the remaining 75% of the shares in daily installments over the three-year period thereafter.

2013 OPTION EXERCISES AND STOCK VESTED

None of the Named Executive Officers exercised any stock options or held any stock awards that vested during 2013.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As described in the “Compensation Discussion and Analysis” above, the Compensation Committee approved the Severance Plan in April 2009 to provide severance protections for certain of our eligible employees, including each of the Named Executive Officers. If, during the term of the Severance Plan, a participant’s employment with us is terminated without “cause” (as such term is defined in the Severance Plan, and other than due to the participant’s death or disability), the participant will generally be entitled to receive (1) a lump sum severance payment equal to the participant’s annual base salary rate multiplied by the participant’s “severance multiplier,” and (2) payment by us of the participant’s premiums for continued medical and other welfare benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) for a number of months determined by multiplying the participant’s severance multiplier by twelve. The severance multiplier for Mr. Ruane is one and one-half (1.5) and for each of Mr. Drapeau, Dr. Bowman, Dr. Hosseini and Mr. Patel is one (1).

If, during the term of the Severance Plan, a participant’s employment with us is terminated without cause (other than due to the participant’s death or disability) or by the participant for “good reason” within 90 days before, or within two years after, the occurrence of a “change in control”, then, in lieu of the benefits described above, the participant will generally be entitled to receive (1) a lump sum severance payment equal to the sum of (a) the participant’s annual base salary rate multiplied by the participant’s “change in control severance multiplier” plus (b) the participant’s target bonus for the year in which the termination occurs (or, if the participant does not have a target bonus opportunity for such year, the average annual cash bonus paid to the participant for the three preceding fiscal years), (2) payment by us of the participant’s premiums for continued medical and other welfare benefits pursuant to COBRA for a number of months determined by multiplying the participant’s change in control severance multiplier by twelve and (3) full accelerated vesting of the participant’s stock options and other equity-based awards, with a six-month extension of the period to exercise such stock options (but not beyond the original term of the option). (For these purposes, the term “change in control” is defined in the Severance Plan and the term “good reason” is defined in each participant’s Severance Plan participation agreement). The change in control severance multiplier for Mr. Ruane is two (2). The change in control severance multiplier for each of Mr. Drapeau, Dr. Bowman, Dr. Hosseini and Mr. Patel is one and one-half (1.5).

A participant’s right to receive benefits under the Severance Plan is subject to the participant’s execution of a release of claims in our favor upon the termination of the participant’s employment.

Estimated Severance and Change in Control Benefits

Severance Benefits. The following chart presents our estimate of the amount of the benefits to which each of the Named Executive Officers would have been entitled under the Severance Plan had his employment terminated under the circumstances described above (other than in connection with a change in control of the company) on December 31, 2013.

Name and Principal Position	Cash Severance	Continuation of Health Benefits	Total
Timothy Ruane	$571,050	$26,479	$597,529
Chief Executive Officer and Member of the Board
Louis Drapeau	$264,200	$52,663	$316,863
Vice President, Chief Financial Officer
Lyle M. Bowman, Ph.D.	$290,003	$19,286	$309,289
Vice President, Development
Kamran Hosseini, M.D., Ph.D.	$347,325	$14,824	$362,149
Vice President, Clinical & Regulatory Affairs and Chief Medical Officer
Surendra Patel	$236,345	$26,017	$262,362
Vice President, Operations & Quality

Change in Control Severance Benefits. The following chart presents our estimate of the amount of the severance benefits to which each of the Named Executive Officers would have been entitled under the Severance Plan had his employment terminated under the circumstances described above following a change in control of the Company, and assuming for purposes of this disclosure that the termination of employment occurred on December 31, 2013.

Name and Principal Position	Cash Severance	Continuation of Health Benefits	Equity Acceleration (1)	Total
Timothy Ruane	$761,400	$35,305	$0	$796,705
Chief Executive Officer and Member of the Board
Louis Drapeau	$396,300	$78,994	$0	$475,294
Vice President, Chief Financial Officer
Lyle M. Bowman, Ph.D.	$435,005	$28,929	$0	$463,934
Vice President, Development
Kamran Hosseini, M.D., Ph.D.	$520,988	$22,236	$0	$543,224
Vice President, Clinical & Regulatory Affairs and Chief Medical Officer
Surendra Patel	$354,518	$39,025	$0	$393,543
Vice President, Operations & Quality

(1)	This column reports the intrinsic value of the unvested portions of the Named Executive Officer’s options that would accelerate in the circumstances. For options, this value is calculated by multiplying the amount (if any) by which $0.30 (the closing price of our Common Stock on December 31, 2013) exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our common stock, as of April 30, 2014 unless otherwise noted by (i) each person who is known by us to beneficially own more than five percent of our common stock, (ii) our Chief Executive Officer and each of our other Named Executive Officers, (iii) each director, and (iv) all current executive officers and directors as a group. Unless otherwise indicated, the principal address of each of the stockholders below is: c/o InSite Vision Incorporated, 965 Atlantic Avenue, Alameda, California 94501. Except as otherwise indicated, we believe that each of the beneficial owners of the common stock listed below has sole voting and investment power with respect to such shares, subject to community property laws, where applicable.

The percentage of beneficial ownership is calculated based on the 131,951,033 shares of common stock that were outstanding on April 30, 2014. This percentage also includes common stock of which such individual or entity had the right to acquire beneficial ownership of as of April 30, 2014 or within 60 days thereafter, including, but not limited to, upon the exercise of options and warrants; however, such common stock shall not be deemed outstanding for the purpose of computing the percentage owned by any other individual or entity.

Name of Beneficial Owner	Number of Shares		Percent of Class
Broadfin Capital, LLC	17,071,866	(1)	12.94%

237 Park Avenue, Suite 900

New York, New York 10017

Broadfin Healthcare Master Fund, Ltd.

20 Genesis Close

Ansbacher House, 2nd Floor

P.O. Box 1344

Grand Cayman KY1-1108 Cayman Islands

Kevin Kotler

c/o Broadfin Capital, LLC

237 Park Avenue, Suite 900

New York, New York 10017

Coliseum Capital Management, LLC.	13,100,738	(2)	9.93%

Coliseum Capital, LLC

Coliseum Capital Partners, L.P.

Adam Gray

Christopher Shackelton

Metro Center

1 Station Place, 7th Floor South

Stamford, CT 06902

Blackwell Partners, LLC

c/o DUMAC, LLC

280 South Mangum Street, Suite 210

Durham, NC 27701

Eli Jacobson	11,050,676	(3)	8.37%
125 Broad Street, 32nd Floor New York, NY 10004
Ayer Capital Management, LP	8,584,357	(4)	6.51%
ACM Capital Partners, LLC Jay Venkatesan 230 California, Suite 600 San Francisco, CA 94111

Name of Beneficial Owner	Number of Shares		Percent of Class
Pinto Technology Ventures, L.P.	8,052,125	(5)	6.10%
Pinto Technology Ventures GP, L.P. Pinto TV GP Company LLC Matthew Crawford Evan S. Melrose c/o PTV Sciences 221 West 6th Street, Suite 700 Austin, Texas 78701
Timothy Ruane	3,330,373	(6)	2.52%
Louis Drapeau	1,975,692	(7)	1.50%
Lyle M. Bowman, Ph.D	1,154,802	(8)	*
Kamran Hosseini, M.D	1,129,253	(9)	*
Surendra Patel	694,610	(10)	*
Timothy McInerney	1,297,452	(11)	*
Brian Levy, O.D. M.Sc.	356,250	(12)	*
Robert O’Holla	630,000	(13)	*
Craig A. Tooman	343,750	(14)	*
Anthony Yost	630,000	(13)	*
All current executive officers and directors as a group (10 persons)	11,542,182	(15)	8.75%

*	Less than one percent of the outstanding common stock.
(1)	Information is based on the Schedule 13G/A filed with the SEC on February 14, 2013 by Broadfin Capital, LLC, Broadfin Healthcare Master Fund, Ltd., and Kevin Kotler. Amount is comprised of 13,171,866 shares over which Broadfin Capital, LLC, Broadfin Healthcare Master Fund, Ltd., and Kevin Kotler have shared voting and dispositive power. Amount also includes 3,900,000 warrants issued to Broadfin Healthcare Master Fund, Ltd.
(2)	Information is based on the Schedule 13G/A filed with the SEC on February 14, 2014 by Coliseum Capital Management, LLC, Coliseum Capital, LLC, Coliseum Capital Partners, L.P., Blackwell Partners, LLC, Adam Gray and Christopher Shackelton. Amount is comprised of 11,100,738 shares over which Coliseum Capital Management, LLC and Messrs. Gray and Shackleton have shared voting and dispositive power, 6,993,006 shares over which Coliseum Capital, LLC has shared voting and dispositive power, 6,993,006 shares over which Coliseum Capital Partners, L.P. has shared voting and dispositive power and 4,407,732 shares over which Blackwell Partners, LLC has shared voting and dispositive power. Amount also includes 2,000,000 warrants issued to Coliseum Capital Management, LLC.
(3)	Information is based on the Schedule 13G/A filed with the SEC on February 14, 2014 by Eli Jacobson. Amount is comprised of 11,050,676 shares over which Eli Jacobson has sole voting and dispositive power.
(4)	Information is based on the Schedule 13G/A filed with the SEC on February 15, 2013 by Ayer Capital Management, LP, ACM Capital Partners, LLC and Jay Venkatesan. Amount is comprised of 6,584,357 shares over which Ayer Capital Management, LP, ACM Capital Partners, LLC and Jay Venkatesan have shared voting and dispositive power. Amount also includes 1,803,488, 51,930 and 144,582 warrants issued to Ayer Capital Partners Master Fund, LP, Ayer Capital Partners Kestrel Fund, LP, and Epworth-Ayer Capital, respectively.
(5)	Information is based on the Schedule 13D/A filed with the SEC on August 31, 2010 by Pinto Technology Ventures, L.P., Pinto Technology Ventures GP, L.P. and Pinto TV GP Company LLC (the “Pinto Entities”) and Matthew Crawford and Evan Melrose. Amount is comprised of 7,744,621 shares over which the Pinto Entities, Matthew Crawford and Evan Melrose have shared voting and dispositive power, 128,000 shares over which Mr. Crawford has sole voting and dispositive power and 179,504 shares over which Dr. Melrose has sole voting and dispositive power. Mr. Crawford and Dr. Melrose disclaim beneficial ownership in the shares held by the Pinto Entities, except to the extent of their pecuniary interest therein. The amount does not include 858,015 warrants over which the Pinto Entities, Mr. Crawford and Dr. Melrose have shared voting and dispositive power, 400,000 of which expired unexercised in December 2010 and the remaining 458,015 of which expired unexercised in August 2011.

(6)	Includes 80,000 shares issuable upon the exercise of warrants and 3,050,373 shares issuable upon the exercise of stock options as of April 30, 2014 or within 60 days thereafter.
(7)	Includes 80,000 shares issuable upon the exercise of warrants and 1,635,692 shares issuable upon the exercise of stock options as of April 30, 2014 or within 60 days thereafter.
(8)	Includes 1,320 shares issuable upon the exercise of warrants and 1,077,794 shares issuable upon the exercise of stock options as of April 30, 2014 or within 60 days thereafter.
(9)	Includes 1,121,900 shares issuable upon the exercise of stock options as of April 30, 2014 or within 60 days thereafter.
(10)	Includes 6,666 shares issuable upon the exercise of warrants and 664,956 shares issuable upon the exercise of stock options as of April 30, 2014 or within 60 days thereafter.
(11)	Includes 66,666 shares issuable upon the exercise of warrants and 630,000 shares issuable upon the exercise of stock options as of April 30, 2014 or within 60 days thereafter.
(12)	Includes 356,250 shares issuable upon the exercise of stock options as of April 30, 2014 or within 60 days thereafter.
(13)	Includes 630,000 shares issuable upon the exercise of stock options as of April 30, 2014 or within 60 days thereafter.
(14)	Includes 343,750 shares issuable upon the exercise of stock options as of April 30, 2014 or within 60 days thereafter.
(15)	Includes 234,652 shares issuable upon the exercise of warrants and 10,042,851 shares issuable upon the exercise of stock options as of April 30, 2014 or within 60 days thereafter.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee is responsible for review and approval of “related-party transactions” between us and related parties. Under SEC rules, a related party is a director, officer, nominee for director, or 5% stockholder of a company since the beginning of the last fiscal year and their immediate family members.

The Company’s Certificate of Incorporation provides for indemnification of directors and officers of the Company to the fullest extent permitted by the General Corporation Law of the State of Delaware, (“Delaware Law”). Each of the current directors and executive officers of the Company has entered into separate indemnification agreements with the Company. In addition, the Certificate of Incorporation limits the liability of directors to the Company or its stockholders to the fullest extent permitted by Delaware Law.

Director Independence

The Board has determined that each of the members of the Board, other than Mr. Ruane, our CEO, is an “independent director” as that term is defined in the rules and regulations of the NYSE MKT.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company with the SEC. Officers, directors and greater than 10% stockholders are required by the Exchange Act to furnish the Company with copies of all Section 16(a) reports they file.

Based solely upon review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that during the fiscal year ended December 31, 2013, our officers, directors and holders of more than 10% of the Common Stock complied with all Section 16(a) filing requirements.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy and voting instructions to vote the shares they represent in accordance with the Board of Directors’ recommendation. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

FORM 10-K

The Company filed the Form 10-K for the fiscal year ended December 31, 2013 with the SEC on March 31, 2014, and an amendment to the Form 10-K on April 30, 2014. A copy of the Form 10-K, as amended, may be accessed according to the instructions contained in the Notice. Stockholders may also obtain a copy of the Company’s Form 10-K or the Proxy Materials, without charge, by writing to Investor Relations at the Company’s headquarters at 965 Atlantic Avenue, Alameda, California 94501 or on the Company’s website located at www.insitevision.com under “Investors — Annual Reports”.

BY ORDER OF THE BOARD OF DIRECTORS OF INSITE VISION INCORPORATED

/s/ LYLE M. BOWMAN
Lyle M. Bowman, Ph.D. Secretary

Dated: May 28, 2014

HOUSEHOLDING

The SEC adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports and proxy statements with respect to two or more securityholders sharing the same address by delivering a single set of proxy materials addressed to those securityholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for securityholders and cost savings for companies.

Many brokers with account holders who are Company stockholders will be “householding” the Company’s proxy materials. A single annual report, proxy statement or Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report and proxy statement, please notify your broker and direct a written request to Investor Relations, 965 Atlantic Avenue, Alameda, California 94501 or by telephone to (510) 865-8800.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Annex A

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

INSITE VISION INCORPORATED

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, InSite Vision Incorporated, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does here by certify as follows:

The name of the Corporation is InSite Vision Incorporated and the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 3, 1987. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly adopted said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The amendment amends the Certificate of Incorporation of the Corporation as follows:

1. The first paragraph of Section A of Article IV is hereby amended to read in its entirety as follows:

“(A) Classes of Stock. The total number of shares of all classes of capital stock which the corporation shall have authority to issue is Three Hundred Fifty-Five Million (355,000,000) of which Three Hundred Fifty Million (350,000,000) shares, par value of $0.01 per share, shall be Common Stock (“Common Stock”) and Five Million (5,000,000) shares, par value of $0.01 per share, shall be Preferred Stock (“Preferred Stock”).”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this              day of                     , 2014.

InSite Vision Incorporated

By:
Name:
Title:

A-1

Annex B

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

INSITE VISION INCORPORATED

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, InSite Vision Incorporated, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

The name of the Corporation is InSite Vision Incorporated and the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 3, 1987. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly adopted said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The amendment amends the Certificate of Incorporation of the Corporation as follows:

1. Section A of Article 4 is hereby amended by adding two paragraphs which read as follows:

“Effective upon the filing of this Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time are reclasssified into a smaller number of shares such that each four to ten shares of issued Common Stock immediately prior to the Effective Time is reclassified into one share of Common Stock, the exact ratio within the four to ten range to be determined by the board of directors of the Corporation prior to the Effective Time and publicly announced by the Corporation. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction to which such holder would otherwise be entitled multiplied by the closing price of a share of Common Stock immediately following the Effective Time.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time), provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this          day of                     , 201    .

InSite Vision Incorporated

By:
Name:
Title:

B-1

INSITE VISION INCORPORATED

965 ATLANTIC AVENUE

ALAMEDA, CALIFORNIA 94501

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF INSITE VISION INCORPORATED FOR ITS 2014 ANNUAL MEETING OF STOCKHOLDERS

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held on July 16, 2014 and the accompanying Proxy Statement, and appoints each of Timothy Ruane, Louis Drapeau and Lyle M. Bowman as Proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of InSite Vision Incorporated (the “Company”), which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at InSite Vision, 965 Atlantic Avenue, Alameda, California, 94501 on July 16, 2014 at 10:00 a.m. local time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

The Board of Directors recommends a vote FOR each of the directors listed and a vote FOR each proposal. This Proxy, when properly executed, will be voted in the manner directed herein. THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTORS LISTED AND FOR PROPOSALS 2, 3, 4 AND 5 IF NO SPECIFICATION IS MADE.

(PLEASE DATE AND SIGN ON REVERSE SIDE)

INSITE VISION INCORPORATED 965 ATLANTIC AVENUE ALAMEDA, CA 94501

SUBMIT A PROXY BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

SUBMIT A PROXY BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

SUBMIT A PROXY BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INSITE VISION INCORPORATED

1.	To elect the following six directors to serve until the 2015 Annual Meeting of Stockholders or until their respective successors are elected and qualified.
	01) Timothy McInerney	04) Timothy Ruane	For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

	02) Brian Levy, O.D. M.Sc.	05) Craig Tooman	☐	☐	☐
	03) Robert O’Holla	06) Anthony J. Yost

Vote On Proposal

2.	To ratify the appointment of Burr Pilger Mayer, Inc. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.	For	Against	Abstain
		☐	☐	☐

3.	To approve the advisory resolution on Named Executive Officer compensation.	For	Against	Abstain
		☐	☐	☐

4.	To approve the increase to the number of authorized shares of the Company’s common stock and adopt an amendment to the Certificate of Incorporation to effect the increase.	For	Against	Abstain
		☐	☐	☐

5.	To approve the reverse stock split of the Company’s outstanding common stock and adopt an amendment to the Certificate of Incorporation to effect the reverse stock split.	For	Against	Abstain
		☐	☐	☐

At the recommendation of the Board of Directors, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Please sign where indicated below exactly as your name(s) is (are) shown on the stock certificate to which the Proxy applies. If the shares are registered in the names of two or more persons, each should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title, as such. If a corporate, please sign in full corporate name by an authorized officer, or if a partnership, please sign in the partnership name by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

Signature	Date	Signature (Joint Owner)	Date